EX – 10.3

CREDIT AGREEMENT

dated as of March 30, 2004

among

DYNAMIC DETAILS, INCORPORATED,

DYNAMIC DETAILS INCORPORATED, VIRGINIA

DYNAMIC DETAILS INCORPORATED, SILICON VALLEY

LAMINATE TECHNOLOGY CORP.

as Borrowers,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender

i

	3.19	Deposit and Disbursement Accounts	27
	3.20	Government Contracts	27
	3.21	Customer and Trade Relations	27
	3.22	Bonding; Licenses	27
	3.23	Solvency	27

4.	FINANCIAL STATEMENTS AND INFORMATION		27

	4.1	Reports and Notices.	27
	4.2	Communication with Accountants	28

5.	AFFIRMATIVE COVENANTS		28

	5.1	Maintenance of Existence and Conduct of Business	28
	5.2	Payment of Charges.	28
	5.3	Books and Records	29
	5.4	Insurance; Damage to or Destruction of Collateral.	29
	5.5	Compliance with Laws	30
	5.6	Supplemental Disclosure	30
	5.7	Intellectual Property	31
	5.8	Environmental Matters	31
	5.9	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	31
	5.10	Further Assurances	32

6.	NEGATIVE COVENANTS		32

	6.1	Mergers, Subsidiaries, Etc	32
	6.2	Investments; Loans and Advances	35
	6.3	Indebtedness.	35
	6.4	Employee Loans and Affiliate Transactions.	37
	6.5	Capital Structure and Business	37
	6.6	Guaranteed Indebtedness	38
	6.7	Liens	38
	6.8	Sale of Stock and Assets	38
	6.9	ERISA	38
	6.10	Financial Covenants	38
	6.11	Hazardous Materials	38
	6.12	Sale-Leasebacks	39
	6.13	Restricted Payments	39
	6.14	Change of Corporate Name; State of Organization, Location or Fiscal Year	40
	6.15	No Impairment of Intercompany Transfers	41
	6.16	Restrictions Affecting Senior Accreting Notes	41

7.	TERM		41

	7.1	Termination	41
	7.2	Survival of Obligations Upon Termination of Financing Arrangements	41

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		42

	8.1	Events of Default	42

	8.2	Remedies.	43
	8.3	Waivers by Credit Parties	44

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT		44

	9.1	Assignment and Participations.	44
	9.2	Appointment of Agent	46
	9.3	Agent’s Reliance, Etc	47
	9.4	GE Capital and Affiliates	47
	9.5	Lender Credit Decision	48
	9.6	Indemnification	48
	9.7	Successor Agent	48
	9.8	Setoff and Sharing of Payments	49
	9.9	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.	50

10.	SUCCESSORS AND ASSIGNS		52

11.	MISCELLANEOUS		52
	11.1	Complete Agreement; Modification of Agreement	52
	11.2	Amendments and Waivers.	52
	11.3	Fees and Expenses	54
	11.4	No Waiver	56
	11.5	Remedies	56
	11.6	Severability	56
	11.7	Conflict of Terms	56
	11.8	Confidentiality	56
	11.9	GOVERNING LAW	57
	11.10	Notices	57
	11.11	Section Titles	58
	11.12	Counterparts	58
	11.13	WAIVER OF JURY TRIAL	58
	11.14	Press Releases and Related Matters	58
	11.15	Reinstatement	59
	11.16	Advice of Counsel	59
	11.17	No Strict Construction	59

12.	CROSS-GUARANTY		59

	12.1	Cross-Guaranty	59
	12.2	Waivers by Borrowers	60
	12.3	Benefit of Guaranty	60
	12.4	Waiver of Subrogation, Etc	60
	12.5	Election of Remedies	60
	12.6	Limitation	61
	12.7	Contribution with Respect to Guaranty Obligations.	61
	12.8	Liability Cumulative	62

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Schedule of Documents
Annex E (Section 4.1(a))	-	Financial Statements and Projections - Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A-Commitments definition)	-	Commitments as of Closing Date

Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 1.1(b)(ii)	-	Form of Swing Line Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 4.1(b)	-	Form of Borrowing Base Certificate
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit B-1	-	Master Agreement for Standby Letters of Credit
Exhibit B-2	-	Master Agreement for Documentary Letters of Credit

Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)	-	Financial Statements
Disclosure Schedule 3.4(b)	-	Projections
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.14	-	Brokers
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.22	-	Bonds; Patent, Trademark Licenses
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.7	-	Existing Liens

CREDIT AGREEMENT (“Agreement”) dated as of March 30, 2004, among DYNAMIC DETAILS, INCORPORATED, a California corporation (“Details”), DYNAMIC DETAILS, INCORPORATED, VIRGINIA, a Delaware corporation (“Virginia”), DYNAMIC DETAILS INCORPORATED, SILICON VALLEY, a Delaware corporation “Valley”), and LAMINATE TECHNOLOGY CORP., a Delaware corporation (“Laminate”) (Details, Virginia, Valley and Laminate are collectively referred to as “Borrowers” and each individually as a “Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

RECITALS

A. Borrowers have requested that Lenders provide a revolving credit facility to Borrower of up to Forty Million Dollars ($40,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Borrowers and to provide (a) working capital financing for Borrowers, (b) funds for other general corporate purposes of Borrowers and (c) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein.

B. Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of their existing and after-acquired personal and real property.

C. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. AMOUNT AND TERMS OF CREDIT

1.1 Credit Facilities.

(a) Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow under this Section 1.1(a); provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time. Borrowing Availability may be reduced by Reserves imposed by Agent in its reasonable credit judgment. Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 1:00 p.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 1:00 p.m. (New York time) on the date which is two Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a ”Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e).

(ii) Except as provided in Section 1.12, each Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the joint and several obligations of Borrowers to pay the amount of the applicable Revolving Lender’s Revolving Loan Commitment or, if less, such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrowers together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(b) Swing Line Facility.

(i) Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 1.1(b) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided, that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Credit Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the lesser of the Maximum Amount and the Aggregate Borrowing Base, in each case, less the outstanding balance of the Revolving Loan at such time (“Swing Line Availability”). Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(b). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered to Agent by Borrower Representative on behalf of the applicable Borrower in accordance with Section 1.1(a). Any such notice must be given no later than 1:00 p.m.

(New York time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Revolving Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 2.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participating interests in accordance with Section 1.1(b)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrowers shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

(ii) Borrowers shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment, which note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b)(ii) (each a “Swing Line Note,” and collectively the “Swing Line Notes”). The Swing Line Note shall represent the joint and several obligations of Borrowers to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrowers together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii) The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of any Borrower (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to each Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the applicable Borrower’s Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of the applicable Borrower.

(iv) If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(b)(v), each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the applicable Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan to such Borrower in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participation interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(b)(iii) or 1.1(b)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(c) Reliance on Notices; Appointment of Borrower Representative. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of the applicable Borrower, shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of each Borrower.

1.3 Prepayments.

(a) Voluntary Prepayments. Borrowers may at any time on at least five days’ prior written notice by Borrower Representative to Agent permanently reduce (but not terminate) the Revolving Loan Commitment; provided, that (i) any such reductions shall be in a minimum amount of $5,000,000 and integral multiples of $250,000 in excess of such amount, (ii) the Revolving Loan Commitment shall not be reduced to an amount less than the amount of the Revolving Loan then outstanding, and (C) after giving effect to such reductions, Borrowers shall comply with Section 1.3(b)(i). In addition, Borrowers may at any time on at least ten days’ prior written notice by Borrower Representative to Agent terminate the Revolving Loan Commitment; provided, that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B. Any such voluntary reduction or termination of the Revolving Loan Commitment must be accompanied by the payment of the Fee required by Section 1.9(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction or termination of the Revolving Loan Commitment, each Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided, that a permanent reduction of the Revolving Loan Commitment shall require a corresponding pro rata reduction in the L/C Sublimit.

(b) Mandatory Prepayments.

(i) If at any time the outstanding balances of the Revolving Loan and the Swing Line Loan exceed the lesser of (A) the Maximum Amount and (B) the Aggregate Borrowing Base, Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.

(ii) Within five Business Days of receipt (or at all times following the occurrence of an Dominion Activation Event, immediately upon receipt) by any Credit Party of any cash proceeds of any asset disposition (including as a result of permitted sale/leaseback transactions under Section 6.12), Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith, and (E) so long as no Dominion Activation Event has occurred, the amount of any voluntary reductions in the Revolving Loan Commitment made pursuant to Section 1.3(a) during the immediately preceding 12 months. Any such prepayment shall be applied in accordance with Section 1.3(c). So long as no Dominion Activation Event has occurred, the following shall not be subject to mandatory prepayment under this clause (ii): (1) proceeds of sales of Inventory in the ordinary course of business; (2) asset disposition proceeds of less than $300,000 in the aggregate in any Fiscal Year; (3) proceeds not to exceed $500,000 in the aggregate in any Fiscal Year from the disposition of property or assets, including Intellectual Property, that are no longer used or useful in the ordinary course of business; (4) asset disposition proceeds, and insurance recovery and condemnation proceeds that are reinvested in Equipment, Fixtures or Real Estate within 180 days following receipt thereof, provided that Borrower notifies Agent of its intent to reinvest at the time such proceeds are received and when such reinvestment occurs; and (5) proceeds of asset dispositions allowed under Section 6.8(e).

(iii) If any Borrower or Subsidiary Guarantor issues Stock, no later than the Business Day following the date of receipt of the proceeds thereof, Borrowers shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).

(c) Application of Certain Mandatory Prepayments. Any prepayments made by any Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on that Borrower’s Swing Line Loan; third, to the principal balance of that Borrower’s Swing Line Loan until the same has been repaid in full; fourth, to interest then due and payable on the Revolving Credit Advances to that Borrower; fifth, to the outstanding principal balance of Revolving Credit Advances made to that Borrower until the same has been paid in full; sixth, to any Letter of Credit Obligations of that Borrower, to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; seventh, to interest then due and payable on the Swing Line Loan of each other Borrower, pro rata; eighth, to the principal balances of the Swing Line Loan outstanding to each other Borrower, pro rata, until the same have been repaid in full; ninth, to interest then due and payable on the Revolving Credit Advances outstanding to each other Borrower, pro rata; tenth, to the principal balance of the Revolving Credit Advances made to each other Borrower, pro rata, until the same has been paid in full, and last, to any Letter of Credit Obligations of each other Borrower, pro rata, to provide cash collateral therefore in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments listed in Section 1.3.

(d) Application of Prepayments from Insurance and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Section 5.4(c) shall be applied first, to the Swing Line Loans, and second, to the Revolving Credit Advances. Neither the Revolving Loan Commitment nor the Swing Line Loan Commitment shall be permanently reduced by the amount of any such prepayments.

(e) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4 Use of Proceeds. Borrowers shall utilize the proceeds of the Loans solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrowers’ ordinary working capital and general corporate needs. Disclosure Schedule (1.4) contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5 Interest.

(a) Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; and (ii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	3.00%
Applicable Revolver LIBOR Margin	4.00%
Applicable L/C Margin	4.00%

The Applicable Margins may be adjusted by reference to the following grids:

If as of the end of any Fiscal Month EBITDA of Borrowers and their Subsidiaries for the last 12 Fiscal Months is:	Applicable Revolver Index Margin is:	Applicable Revolver LIBOR Margin is:	Applicable L/C Margin is:
< $35,000,000	3.00%	4.00%	4.00%
> $35,000,000 but < $40,000,000	2.75%	3.75%	3.75%
> $40,000,000 but < $45,000,000	2.50%	3.50%	3.50%
> $45,000,000 but < $50,000,000	2.25%	3.25%	3.25%
> $50,000,000	2.00%	3.00%	3.00%

Adjustments in the Applicable Margins will commence with the Fiscal Quarter ending March 31, 2005, and thereafter will be implemented quarterly on a prospective basis, for each calendar month, at least five days after the date of delivery to Agent of the quarterly unaudited Financial Statements evidencing the need for an adjustment; provided, that no such adjustments will take effect until the date Agent receives Borrowers’ annual audited Financial Statements for the Fiscal Year ending December 31, 2004. Concurrently with the delivery of the quarterly Financial Statements, Borrowers shall deliver to Agent a certificate, signed by the chief financial officer of Details, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i), or so long as any other Event of Default has occurred and is continuing and at the election of Requisite Lenders confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e) Subject to the conditions precedent set forth in Section 2.2, Borrower Representative shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the second Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Index Rate Loan to a

LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the second Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower Representative must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6 Eligible Accounts. All of the Accounts owned by each Borrower and reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria, and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment, reflecting changes in the collectibility or realization values of such Accounts arising or discovered by Agent after the Closing Date subject to the approval of Supermajority Revolving Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Accounts shall not include any Account of any Borrower:

(a) that does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of its business;

(b) (i) upon which such Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account (it being understood that only the amount subject to dispute, counterclaim, setoff or defense shall be ineligible);

(d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e) with respect to which an invoice has not been sent to the applicable Account Debtor;

(f) that (i) is not owned by such Borrower or (ii) is subject to any Lien of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders;

(g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

(h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(i) that is the obligation of an Account Debtor located in a foreign country other than Canada;

(j) to the extent such Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(k) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l) that is in default; provided, that without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) the Account is not paid within the earlier of 60 days following its due date or 90 days following its original invoice date;

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m) that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

(n) as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

(o) as to which any of the representations or warranties in the Loan Documents are untrue;

(p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(q) to the extent such Account exceeds any credit limit established by Agent, in its reasonable credit judgment;

(r) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 10% of all Eligible Accounts; or

(s) that is payable in any currency other than Dollars.

1.7 [INTENTIONALLY OMITTED]

1.8 Cash Management System. On or prior to the Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management system described in Annex C (the “Cash Management System”).

1.9 Fees.

(a) Borrowers shall pay: (i) to GE Capital on the Closing Date, a closing fee in the amount of $800,000, against which fee shall be credited the prior payment of the “Work Fee” and any unused portion of the “Underwriting Deposit,” in each case paid to GE Capital in accordance with the Proposal Letter between Parent and GE Corporate Financial Services, Inc. dated March 12, 2004; and (ii) to Agent on the Closing Date and on each anniversary of the Closing Date prior to the Termination Date, an annual agency fee in the amount of $50,000.

(b) As additional compensation for the Revolving Lenders, commencing on the two-month anniversary of the Closing Date, Borrowers shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to 0.50% per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan and the Swing Line Loan outstanding during the period for which such Fee is due.

(c) If Borrowers prepay the Revolving Loan and reduce or terminate the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations or if any of the Commitments are otherwise terminated, Borrowers shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the amount of the reduction of the Revolving Loan Commitment. As used herein, the term “Applicable Percentage” shall mean (x) 3.0% in the case of a prepayment on or prior to the first anniversary of the Closing Date, and (y) 1.0% in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the third anniversary thereof. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrowers upon a mandatory prepayment made pursuant to Sections 1.3(b) or 1.16(c) so long as Borrowers do not permanently reduce or terminate the Revolving Loan Commitment upon any such prepayment and, in the case of prepayments made pursuant to Sections 1.3(b)(ii) or (b)(iii), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.

(d) Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.

1.10 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, (a) at all times prior to an Dominion Activation Event, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time, and (b) at all times following an Dominion Activation Event, all payments shall be deemed received on the first Business Day following the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11 Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, first, to the Swing Line Loan and, second, to the Revolving Loan; and (ii) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each

Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the other Loans, ratably in proportion to the interest accrued as to each Loan; (5) to principal payments on the other Loans and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations; and (6) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

(b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.12 Loan Account and Accounting. Agent shall maintain a loan account (the “Loan Account”) on its books to record all Advances and all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations. Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), 30 days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13 Indemnity.

(a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing of, conversion into or continuation of LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within ten Business Days of receipt thereof, specifying the basis for such objection in detail.

1.14 Access.

(a) Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon two Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to Agent at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agent with access to their suppliers and customers. Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least five days’ prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrowers.

(b) Borrowers shall pay Agent a Fee of $850 per day per individual (plus all out-of-pocket costs and expenses) in connection with Lender’s field examinations permitted under Section 1.14(a) and Section 4(c) of the Security Agreement. Such Fees and expenses shall be charged against the Revolving Loan in connection with each field audit conducted after the Closing Date.

1.15 Taxes.

(a) Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses, except to the extent that any such penalties, interest or expenses resulted from Agent’s or such Lender’s, as the case may be, gross negligence or willful misconduct) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are wholly exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

(d) If a Lender receives a refund of any Charges or other amounts as to which such Lender has been indemnified in accordance with Section 1.15 or on account of which additional amounts have been paid by Credit Parties in accordance with Sections 1.15 or 12, then Lender will pay over such refund or other amount to the applicable Credit Party, together with any cash interest actually received thereupon from the applicable Governmental Authority; provided, that no such refund shall include any foreign tax credit or similar credit provided by any jurisdiction to any Lender.

1.16 Capital Adequacy; Increased Costs; Illegality.

(a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall be presumptive evidence of the matters set forth therein.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within five Business Days after the delivery of such notice and demand, converts all LIBOR Loans owing to such Lender into Index Rate Loans.

(d) Within 30 days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a), 1.16(b) or 1.16(c), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within 120 days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within 120 days thereafter, Borrowers’ rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17 Single Loan. All Loans to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.

2. CONDITIONS PRECEDENT

2.1 Conditions to the Initial Loans. No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent and Requisite Lenders:

(a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party, Agent and Lenders, and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Schedule of Documents attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b) Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed original of a pay-off letter reasonably satisfactory to Agent confirming that all of the Prior Lender Obligations will be repaid in full in connection with the consummation of the Related Transactions and that all Liens upon any of the property of Borrowers or any of their Subsidiaries in favor of Prior Lender shall be terminated by Prior Lender immediately upon such payment; (ii) Agent shall have received evidence satisfactory to it that such payment has been received by or on behalf of Prior Lender; and (iii) all letters of credit issued or guaranteed by Prior Lender shall have been paid in full or cash collateralized.

(c) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(d) Opening Liquidity. The Eligible Accounts supporting the initial Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agent, to provide Borrowers, collectively, with Liquidity, after giving effect to the initial Revolving Credit Advance made to each Borrower, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $15,000,000.

(e) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9, and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date to the extent reimbursable under Section 11.3.

(f) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.

(g) Due Diligence. Agent shall have completed its business and legal due diligence, including a roll forward of its previous Collateral audit with results reasonably satisfactory to Agent.

(h) Additional Equity. Details shall have received a cash equity infusion of not less than $60,000,000 on terms and conditions acceptable to Agent in its sole discretion.

(i) Consummation of Related Transactions. Agent shall have received fully executed copies of each of the Related Transactions Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Agent. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Agent or Requisite Revolving Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Revolving Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the Revolving Loan would exceed the lesser of the Aggregate Borrowing Base and the Maximum Amount, in each case, less the then outstanding principal amount of the Swing Line Loan; or

(d) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), Parent shall not be in violation of any maximum Indebtedness covenant applicable to the Series B Preferred Stock.

The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3. REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1 Corporate Existence; Compliance with Law. Each Credit Party: (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2 Executive Offices, Collateral Locations, FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and none of such locations has changed within the four months preceding the Closing Date and each Credit Party has only one state of incorporation or organization. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Credit Party’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Credit Party’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Credit Party, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Borrowers and their Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

(i) (A) The internal consolidated and, except with respect to statements of cash flow, consolidating balance sheets at December 31, 2003, and the related statements of income and cash flows for each Borrower and its Subsidiaries for the Fiscal Year then ended (without footnotes).

(B) The unaudited consolidated balance sheets at December 31, 2003, and the related statements of income and cash flows for Parent and its Subsidiaries for the Fiscal Year then ended.

(ii) The unaudited balance sheet(s) at February 29, 2004, and the related statement(s) of income of Borrowers and their Subsidiaries for the two Fiscal Months then ended.

(b) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) have been prepared by Borrowers in light of the past operations of their businesses, but including future payments of known contingent liabilities and reflect projections for the two-year period beginning on January 1, 2004, on a month-by-month basis for the first year and on a year-by-year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers for the period set forth therein, it being understood that uncertainty is inherent in any forecasts or projections and that no assurance can be given that the results set forth in the Projections will actually be obtained. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

3.5 Material Adverse Effect. Between February 29, 2004, and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Projections and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default, and to the best of Borrowers’ knowledge no third party is in default, under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since February 29, 2004, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described in Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.7 Labor Matters. As of the Closing Date: (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) no Credit Party is a party to or bound by any collective bargaining agreement (and true and complete copies of any agreements described in Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) except as described in Disclosure Schedule (3.7), there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

3.9 Government Regulation. No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11 Taxes. All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested in accordance with Section 5.2(b) and unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $250,000 in the aggregate. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

3.12 ERISA.

(a) Disclosure Schedule (3.12) lists as of the Closing Date all material Plans. Copies of all listed Title IV Plans, if any, together with a copy of the latest Form 5500-series report for each such Title IV Plan, have been made available to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination or opinion letter from the IRS or is within the applicable remedial amendment period. Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA; (ii) neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan; and (iii) no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan, that would reasonably be expected to subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or is reasonably expected to occur that could reasonable be expected to have a Material Adverse Effect; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan that could reasonable be expected to have a Material Adverse Effect; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages (if specified) in excess of $500,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14 Brokers. Except as set forth in Disclosure Schedule (3.14), no broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it in all material respects, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein. Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein to the extent perfection can be achieved under the Code through either possession, control, or the filing of financing statements, and such possession, control or filings, as appropriate, has occurred, subject, as to priority, only to Permitted Encumbrances.

3.17 Environmental Matters.

(a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000; (ii) no Credit Party has caused or permitted any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except for such Releases that would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $500,000; (vi) there is no pending Litigation arising under any Environmental Laws or Environmental Permits that seeks damages, penalties, fines, costs or expenses in excess of $500,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; and (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes, except, in each case, as has not and could not reasonably be expected to result in Environmental Liabilities in excess of $500,000.

(b) Credit Parties have provided to Agent copies of all existing environmental reports, reviews, audits and other material written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

(c) This Section 3.17 shall consist of the sole and exclusive representations and warranties with respect to environmental, health and safety matters arising under Environmental Laws.

3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party.

3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20 Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier essential to its operations.

3.22 Bonding; Licenses. Except as set forth in Disclosure Schedule (3.22), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.23 Solvency. Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the Refinancing and the consummation of the other Related Transactions and (c) the payment and accrual of all transaction costs in connection with the foregoing, Details, individually, and Credit Parties taken as a whole, are and will be Solvent.

4. FINANCIAL STATEMENTS AND INFORMATION

4.1 Reports and Notices.

(a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes Agent (a) upon prior written notice or (b) so long as an Event of Default has occurred and is continuing, to communicate directly with its independent certified public accountants, including PricewaterhouseCoopers LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party.

5. AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; except as otherwise expressly permitted hereunder, continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

5.2 Payment of Charges.

(a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), (ii) Charges with respect to tax, social security and unemployment withholding with respect to its employees, (iii) lawful claims for labor, materials, supplies and services or otherwise, and (iv) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due, except in the case of clauses (i), (iii) and (iv) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $300,000.

(b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that: (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

5.4 Insurance; Damage to or Destruction of Collateral.

(a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described in Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable in its reasonable credit judgment. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b) Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s reasonable credit judgment, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker reasonably satisfactory to Agent, with respect to its insurance policies.

(c) Each Borrower shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $500,000, as such Borrower’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Borrower on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. At any time after the occurrence of an Activation Date, and after deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d). Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $500,000 in the aggregate, Agent shall permit the applicable Borrower to replace, restore, repair or rebuild the property; provided, that if such Borrower shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d). All insurance proceeds that are to be made available to any Borrower following the occurrence of an Dominion Activation Event to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan of such Borrower (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against such Borrower’s Borrowing Base in an amount equal to the amount of such proceeds so applied. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d).

5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any

Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply with the terms of its Licenses, except where such infringement, interference or non-compliance could not reasonably be expected to result in a Material Adverse Effect.

5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $500,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that any Credit Party has caused a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as Agent may reasonably request relating to such violation or Release, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent (“Environmental Investigation”), or (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such Environmental Investigation. Borrowers shall reimburse Agent for the costs of such Environmental Investigations conducted by Agent or its representatives.

5.9 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Each Borrower and each Subsidiary Guarantor shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. Each Borrower and each Subsidiary Guarantor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. To the extent otherwise permitted hereunder, if any Borrower or Subsidiary Guarantor proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

5.10 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

6. NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person (other than the merger or consolidation of a Borrower with another Borrower, a Subsidiary Guarantor with another Subsidiary Guarantor, or a Subsidiary Guarantor with Borrower, with Borrower as the surviving entity). or (b) form or acquire any Subsidiary. Notwithstanding the foregoing, any Credit Party may form a Subsidiary or otherwise acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(i) Agent shall receive not less than 30 days’ prior written notice of the consummation of each such Permitted Acquisition;

(ii) such Permitted Acquisition shall be consensual (i.e., it shall not involve a hostile takeover);

(iii) such Permitted Acquisition shall only involve assets located in the United States and Canada comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date or reasonably related thereto in Agent’s good faith credit judgment, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents, other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

(iv) each Target shall have become a “Credit Party” under this Agreement, and shall have executed and delivered to Lender all documents reasonably requested by Lender in furtherance of the foregoing, including, (a) with respect to a Target owned by any Parent Guarantor, a Guaranty in form and substance satisfactory to Agent, and (b) with respect to a Target organized under the laws the United States and owned by any Borrower or Subsidiary Guarantor, a joinder to the Security Agreement, a joinder to the Pledge Agreement, and if requested by Agent, a Guaranty in form and substance satisfactory to Agent;

(v) such Credit Party shall execute and deliver to Agent such agreements and documents reasonably requested by Agent in order to grant to the Agent, for the benefit of Agent and Lenders, a perfected first priority security interest in all of the Stock of the Target (or up to 65% of Capital Stock of any Target organized under the laws of any jurisdiction other than the United States);

(vi) the costs, fees or expenses of forming or acquiring any such new Target shall be provided by a direct or indirect contribution from any Parent Guarantor; provided, that if after the payment of such costs, fees or expenses of formation or acquisition, Liquidity exceeds $15,000,000, then there shall be no limitation on the source of such costs, fees or expenses with respect to Targets who become “Borrowers” or “Subsidiary Guarantors”; provided, that in no event will Borrowers contribute more than $5,000,000 in the aggregate in any Fiscal Year for such costs, fees or expenses;

(vii) no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed, or otherwise reflected on the consolidated balance sheet of Borrowers and their Subsidiaries after giving affect to the Permitted Acquisition, except (A) Loans made hereunder and (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness and contingent obligations of the Target to the extent no Default or Event of Default would result after giving effect to such Permitted Acquisition;

(viii) the business and assets of each Target shall be free and clear of all Liens (other than the first priority Lien of Agent and Permitted Encumbrances);

(ix) at or prior to the consummation of the Permitted Acquisition, Lender shall have received from Borrower a written supplement to Disclosure Schedule (3.8(a)) and to any other Schedule to the Loan Agreement, in each case to the extent necessary to correct any information in such Schedule after giving effect to the Permitted Acquisition;

(x) Concurrently with delivery of the notice referred to in clause (i) above, Credit Parties shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(A) a pro forma consolidated balance sheet, income statement and cash flow statement of Parent and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Parent and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (y) average Liquidity of all Borrowers for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $15,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such Liquidity of $15,000,000 shall continue for at least 90 days after the consummation of such Permitted Acquisition, and (z) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrowers would have been in compliance with the financial covenants set forth in Annex G for the four quarter period (or such shorter period, as appropriate, as is tested during the first 12 months following the Closing Date) reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

(B) updated versions of the most recently delivered Projections covering the one-year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

(C) a certificate of the chief financial officer of Parent to the effect that: (w) Credit Parties taken as a whole (after taking into consideration all rights of contribution and indemnity Credit Parties have against each other) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Parent and Borrowers (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Parent and Borrowers subsequent to the date thereof based upon the historical performance of Credit Parties and the Target and show that Borrowers shall continue to be in compliance with the financial covenants set forth in Annex G for the one-year period thereafter, it being understood that uncertainty is inherent in any forecasts or projections and that no assurance can be given that the results set forth in the Projections will actually be obtained; and (z) Credit Parties have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders;

(xi) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent; and

(xii) at the time of such Permitted Acquisition and after giving effect thereto, no Event of Default has occurred and is continuing.

Notwithstanding the foregoing, the Accounts of the Target shall not be included in Eligible Accounts without the prior written consent of Agent and Requisite Revolving Lenders.

6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past priorities; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date, and make additional investments in its Subsidiaries in an aggregate amount for all Credit Parties not to exceed $750,000 in any Fiscal Year; and (c) so long as no Event of Default has not occurred and there is no outstanding Revolving Loan balance, Borrowers may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit, bankers acceptances or repurchase agreements maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) (the items in clauses (i) through (v) above being collectively referred to as “Permitted Investments”).

6.3 Indebtedness.

(a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i) Indebtedness secured by purchase money security interests and Capital Leases permitted in clause (k) of the definition of “Permitted Encumbrances” set forth in Annex A;

(ii) the Loans and the other Obligations;

(iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on financial terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified;

(v) Indebtedness consisting of intercompany loans and advances made by any Borrower to any other Borrower; provided, that: (A) each Borrower shall have executed and delivered to each other Borrower, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Borrower to such other Borrower, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Pledge Agreement as additional collateral security for the Obligations; (B) each Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Borrower under any such Intercompany Notes shall be subordinated to the Obligations of such Borrower hereunder in a manner reasonably satisfactory to Agent; and (D) at the time any such intercompany loan or advance is made by any Borrower to any other Borrower and after giving effect thereto, each such Borrower shall be Solvent;

(vi) Indebtedness consisting of intercompany loans and advances made by any Borrower to any Subsidiary Guarantor; provided, that: (A) each Subsidiary Guarantor shall have executed and delivered to each Borrower, on the Closing Date, an Intercompany Note to evidence any such intercompany Indebtedness owing at any time by such Subsidiary Guarantor to such Borrower, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Pledge Agreement as additional collateral security for the Obligations; (B) each Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Subsidiary Guarantor under any such Intercompany Notes shall be subordinated to the Obligations of the applicable Borrower hereunder in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by any Borrower to any Subsidiary Guarantor and after giving effect thereto, each such Borrower shall be Solvent; (E) no Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan;

(vii) Indebtedness consisting of loans by Borrower or any Guarantor to a wholly-owned foreign Subsidiary (that is a Credit Party) in an aggregate amount not to exceed $50,000 in any Fiscal Year;

(viii) Indebtedness arising under performance, surety, appeal and other bonds disclosed in Disclosure Schedule (3.22);

(ix) Indebtedness owing to insurance companies in the ordinary course of business to finance such Credit Party’s annual insurance premiums;

(x) contingent liabilities arising out of the endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business and netting and overdraft protections;

(xi) Indebtedness of a Target which became a Credit Party after the Closing Date to the extent permitted under Section 6.1;

(xii) Indebtedness of the DDi Capital Corp. arising under the Senior Accreting Notes;

(xiii) unsecured Indebtedness arising out of interest rate and foreign currency hedging agreements entered into with financial institutions in the ordinary course of business in an aggregate outstanding notional amount not to exceed $5,000,000 at any time; and

(xiv) other unsecured Indebtedness in an aggregate amount not to exceed $750,000 in any Fiscal Year.

(b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); and (iv) other Indebtedness not in excess of $500,000.

6.4 Employee Loans and Affiliate Transactions.

(a) No Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. All such transactions with Affiliates (other than Credit Parties) existing as of the Closing Date hereof are described in Disclosure Schedule (6.4(a)).

(b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $200,000 in the aggregate at any one time outstanding.

6.5 Capital Structure and Business. If all or part of a Credit Party’s Stock is pledged to Agent, that Credit Party shall not issue additional Stock. No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto as determined in Agent’s reasonable credit judgment.

6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than: (a) the sale of Inventory in the ordinary course of business, (b) the sale or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party’s business and having a book value, not exceeding $500,000 in the aggregate in any Fiscal Year; (c) the sale or other disposition of other property or assets having a book value not exceeding $300,000 in the aggregate in any Fiscal Year; (d) the license of Intellectual Property or lease of Equipment to third parties in the ordinary course of business, so long as such license or lease, as the case may be, does not prohibit the granting of a Lien in favor of the Agent in the Intellectual Property which is the subject of such license; and (e) the disposition of Stock and assets to the extent permitted under Section 6.1(a); and (f) the sale or liquidation of Permitted Investments in the ordinary course of business. Upon the sale or other disposition of any asset permitted under this Section 6.8 and the receipt by Borrower of the proceeds thereof, Agent shall deliver to Borrowers termination statements, releases or such other documents as may be reasonably requested by Borrowers to evidence the release of Agent’s Lien thereon.

6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (a) an event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (b) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount that could reasonably be expected to have a Material Adverse Effect.

6.10 Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants.

6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such

Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets having a fair market value in excess of $1,000,000 in the aggregate in any Fiscal Year.

6.13 Restricted Payments. No Credit Party shall make any Restricted Payment, except:

(a) intercompany loans and advances between Credit Parties to the extent permitted under Section 6.3;

(b) dividends and distributions (i) by Subsidiaries of any Borrower paid to such Borrower, or (ii) by Parent paid in the form of capital Stock;

(c) employee loans permitted under Section 6.4(b);

(d) payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3;

(e) (i) beginning after the one year anniversary of the Closing Date, so long as (i) no Default or Event of Default has occurred and is continuing or would result from any such proposed payment, (ii) Borrowers have Liquidity of at least $15,000,000 (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business, and without acceleration of sales) after giving effect to any such proposed payment, and (iii) Borrowers and their Subsidiaries have a Fixed Charge Coverage Ratio (as certified by Details’ chief financial officer) for the 12-month period ending at the end of the Fiscal Quarter ending immediately preceding the date such payment is proposed to be made of at least 1.5:1.0 after giving effect to such proposed payment as if it had been made during such Fiscal Quarter, then Borrowers may make distributions to Parent in order for Parent to make payments of dividends on the Series B Preferred Stock in an aggregate amount not to exceed the accrued amounts due on the Series B Preferred Stock during any Fiscal Quarter pursuant to Section 1 of the Series B Certificate of Designation, and

(ii) Parent may make payments of dividends on the Series B Preferred Stock in an aggregate amount not to exceed the accrued amounts due on the Series B Preferred Stock during any Fiscal Quarter pursuant to Section 1of the Series B Certificate of Designation;

(f) (i) so long as (i) no Default or Event of Default has occurred and is continuing or would result from any such proposed payment, (ii) Borrowers have Liquidity of at least $15,000,000 (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business, and without acceleration of sales) after giving effect to any such proposed payment, and (iii) Borrowers and their Subsidiaries have a Fixed Charge Coverage Ratio (as certified by Details’ chief financial officer) for the 12-month period (or such shorter period, as appropriate, as is tested during the first 12 months following the Closing Date) ending at the end of the Fiscal Quarter ending immediately preceding the date such payment is proposed to be made of at least 1.5:1.0 after giving effect to such proposed payment as if it had been made during such Fiscal Quarter, then Borrowers may make distributions to DDi Capital Corp. in order for DDi Capital Corp. to make, and DDi Capital Corp. may make, payments of interest on the Senior Accreting Notes in an aggregate amount not to exceed $660,000 in any Fiscal Quarter;

(ii) so long as (i) no Default or Event of Default has occurred and is continuing or would result from any such proposed payment, and (ii) Borrowers have Liquidity of at least $15,000,000 (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business, and without acceleration of sales) after giving effect to any such proposed payment, then Borrowers may make distributions to DDi Capital Corp. in order for DDi Capital Corp. to make, and DDi Capital Corp. may make, the Senior Accreting Notes Interest Payment;

(g) Parent may declare and pay dividends with respect to (i) its capital stock payable solely in additional shares of its capital stock, and (ii) its Series A Preferred Stock payable solely from the proceeds of (A) dividends and distributions received from its Subsidiary, DDi Europe Limited, and (B) any disposition of the capital Stock of DDi Europe Limited;

(h) Parent may purchase, redeem or otherwise acquire any Series B Preferred Stock (together with accrued and unpaid dividends thereon) pursuant to Sections 5A (mandatory redemptions), 5B (optional redemption of holder), and 5D (redemption upon a change of control) of the Series B Preferred Certificate of Designation;

(i) so long as (i) no Default or Event of Default has occurred and is continuing or would result from any such proposed payment, (ii) Borrowers have Liquidity of at least $15,000,000 (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business, and without acceleration of sales) after giving effect to any such proposed payment, and (iii) Borrowers and their Subsidiaries have a Fixed Charge Coverage Ratio (as certified by Details’ chief financial officer) for the 12-month period ending at the end of the Fiscal Quarter ending immediately preceding the date such payment is proposed to be made of at least 1.50:1.0 after giving effect to such proposed payment as if it had been made during such Fiscal Quarter, then Borrower Representative may advance monies to Parent for the purpose of making the Restricted Payment permitted in Section 6.13(h);

(j) so long as no Event of Default has occurred and is continuing, any Credit Party organized outside of the United States may make quarterly distributions in the amount necessary for any United States Shareholder (as defined in Section 951(b) of the IRC) to pay any United States tax on any amounts included under Section 951 of the IRC, after taking into account any available foreign tax credits; and

(k) payments to any other Credit Party for directors’ fees and the reimbursement of legal and accounting expenses incurred in the ordinary course of business in an aggregate amount not to exceed $500,000 in any Fiscal Year.

6.14 Change of Corporate Name; State of Organization, Location or Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least 30 days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year.

6.15 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

6.16 Restrictions Affecting Senior Accreting Notes. Notwithstanding any encumbrance or restriction set forth in Section 6.2, 6.3, 6.4, or 6.13 relating to DDi Capital Corp. and its Subsidiaries, to the extent (and only to the extent) any such encumbrance or restriction would violate Section 1010 of the Senior Accreting Note Indenture dated as of December 12, 2003, then such encumbrance or restriction shall not apply.

7. TERM

7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents (including the immediately succeeding sentence), no termination or cancellation of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 10 days following Agent’s demand for such reimbursement or payment of expenses.

(b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a) or 6 (other than Section 6.11), or any of the provisions set forth in Annexes C or G, respectively.

(c) Any Borrower fails or neglects to perform, keep or observe (i) any of the provisions of Section 4.1(a) or any provisions set forth in Annex E, and the same shall remain unremedied for five Business Days or more, or (ii) any of the provisions of Section 4.1(b) or any provisions set forth in Annex F, and the same shall remain unremedied for three Business Days or more.

(d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 30 days or more.

(e) A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $750,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $750,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (i) inadvertent, immaterial errors not exceeding $100,000 in the aggregate in any Borrowing Base Certificate), (ii) errors understating the Borrowing Base and (iii) errors occurring when Borrowing Availability continues to exceed $5,000,000 after giving effect to the correction of such errors), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

(g) Assets of any Credit Party with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for 30 days or more.

(h) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j) A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l) Any Change of Control occurs.

8.2 Remedies.

(a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Revolving Lenders shall), without notice, suspend the Revolving Loan facility with respect to additional Advances or the incurrence of additional

Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Revolving Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1 Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) include a payment to Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld or delayed; provided, that (i) no such consent shall be required for an assignment to a Qualified Assignee, and (ii) so long as no Event of Default has occurred and is continuing, no such assignment shall be made, to the knowledge of an assigning Lender, to a direct competitor of Borrowers. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender.” In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender.” Except as set forth in the preceding sentence no Borrower or other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).

(e) Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

9.2 Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders, or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable.

9.3 Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7 Successor Agent. Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor

Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided, that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares, (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Each Credit Party that is a Borrower or a Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments.

(i) Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(b). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested funding date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) Not less than once during each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders,” “Requisite Revolving Lenders” or “Supermajority Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10. SUCCESSORS AND ASSIGNS

This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11. MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable. Except as set forth in Sections 11.2(b) and (c), all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of any Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts set forth in Section 1.6, shall be effective unless the same shall be in writing and signed by Agent, Supermajority Revolving Lenders and Borrowers. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrowers.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Sections 1.3(b)(ii) and (iii)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders,” “Requisite Revolving Lenders” or “Supermajority Revolving Lenders” insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as a “Non Consenting Lender”);

(ii) requiring the consent of Supermajority Revolving Lenders, the consent of Requisite Lenders is obtained, but the consent of Supermajority Revolving Lenders is not obtained;

(iii) requiring the consent of Requisite Revolving Lenders, the consent of Revolving Lenders holding 51% or more of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite Revolving Lenders is not obtained; or

(iv) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained;

then, so long as Agent is not a Non Consenting Lender, at Borrower Representative’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3 Fees and Expenses. Borrowers shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

(a) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(c) any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d) any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

(e) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, in each case in accordance with the terms of this Agreement and the other Loan Documents;

including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4 No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrowers specifying such suspension or waiver.

11.5 Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CITY OF LOS ANGELES, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF LOS ANGELES COUNTY AND; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14 Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure (other than the filing of this Agreement with the Securities and Exchange Commission) using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to each Credit Party for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12. CROSS-GUARANTY

12.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) (b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Credit Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

12.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

12.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

12.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

12.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents,

Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

12.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.

12.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

12.8 Liability Cumulative. The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

“Borrowers”

DYNAMIC DETAILS, INCORPORATED

By:	/S/ TIMOTHY DONNELLY
Name:	Timothy Donnelly
Title:	Vice President and Secretary

DYNAMIC DETAILS, INCORPORATED, VIRGINIA

By:	/S/ TIMOTHY DONNELLY
Name:	Timothy Donnelly
Title:	Vice President and Secretary

DYNAMIC DETAILS INCORPORATED, SILICON VALLEY

By:	/S/ TIMOTHY DONNELLY
Name:	Timothy Donnelly
Title:	Vice President and Secretary

LAMINATE TECHNOLOGY CORP.

By:	/S/ TIMOTHY DONNELLY
Name:	Timothy Donnelly
Title:	Vice President and Secretary

“Agent” and “Lender”

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/S/ E. J. HESS
E. J. Hess
Duly Authorized Signatory

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

“Credit Parties”

DDi CORP.		DDi INTERMEDIATE HOLDINGS CORP.

By:	/S/ TIMOTHY DONNELLY	By:	/S/ TIMOTHY DONNELLY
Name:	Timothy Donnelly	Name:	Timothy Donnelly
Title:	Vice President and Secretary	Title:	Vice President and Secretary

DDi CAPITAL CORP.		DYNAMIC DETAILS INCORPORATED, COLORADO SPRINGS

By:	/S/ TIMOTHY DONNELLY	By:	/S/ TIMOTHY DONNELLY
Name:	Timothy Donnelly	Name:	Timothy Donnelly
Title:	Vice President and Secretary	Title:	Vice President and Secretary

DDi CANADA ACQUISITION CORP.		DYNAMIC DETAILS CANADA CORP.

By:	/S/ TIMOTHY DONNELLY	By:	/S/ TIMOTHY DONNELLY
Name:	Timothy Donnelly	Name:	Timothy Donnelly
Title:	Vice President and Secretary	Title:	Vice President and Secretary

DDi SALES CORP.		DYNAMIC DETAILS TEXAS, LLC

By:	/S/ TIMOTHY DONNELLY	By:	/S/ TIMOTHY DONNELLY
Name:	Timothy Donnelly	Name:	Timothy Donnelly
Title:	Vice President and Secretary	Title:	Vice President and Secretary

DDi-TEXAS INTERMEDIATE HOLDINGS II, L.L.C.		DDi-TEXAS INTERMEDIATE PARTNERS II, L.L.C.

By:	/S/ TIMOTHY DONNELLY	By:	/S/ TIMOTHY DONNELLY
Name:	Timothy Donnelly	Name:	Timothy Donnelly
Title:	Vice President and Secretary	Title:	Vice President and Secretary

DYNAMIC DETAILS, L.P.

By: DDi-TEXAS INTERMEDIATE PARTNERS II, L.L.C., its General Partner

By:	/S/ TIMOTHY DONNELLY
Name:	Timothy Donnelly
Title:	Vice President and Secretary

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Activation Notice” has the meaning ascribed to it in Annex C.

“Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers and directors. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Aggregate Borrowing Base” means as of any date of determination, an amount equal to (a) the sum of the Details Borrowing Base, the Laminate Borrowing Base, the Valley Borrowing Base and the Virginia Borrowing Base, less (ii) Reserves.

“Agreement” means the Credit Agreement by and among Borrowers, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

“Applicable Margins” means collectively the Applicable L/C Margin, the Applicable Revolver Index Margin, and the Applicable Revolver LIBOR Margin.

“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan and the Swing Line Loan, as determined by reference to Section 1.5(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Availability Reserve” means the Reserve maintained against Borrowing Availability in the amount of $2,000,000.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Borrower” and “Borrowers” have the respective meanings ascribed thereto in the preamble to the Agreement.

“Borrower Representative” means Details, in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(d).

“Borrower Pledge Agreement” means the Pledge Agreement of even date herewith executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries, if any, and all Intercompany Notes owing to or held by it.

“Borrowing Availability” means as of any date of determination (a) as to all Borrowers, the lesser of (a) the Maximum Amount and (b) the Aggregate Borrowing Base, in each case, less the sum of the Revolving Loan and Swing Line Loan then outstanding, or (b) as to an individual Borrower, the lesser of (i) the Maximum Amount less the sum of the Revolving Loan and Swing Line Loan outstanding to all other Borrowers and (ii) that Borrower’s separate Borrowing Base, less the sum of the Revolving Loan and Swing Line Loan outstanding to that Borrower.

“Borrowing Base” means as the context may require, the Details Borrowing Base, the Laminate Borrowing Base, the Valley Borrowing Base and the Virginia Borrowing Base or any such Borrowing Base.

“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by Borrowers and Parent in the form attached to the Agreement as Exhibit 4.1(b).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of California or New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP. Notwithstanding the foregoing, the term “Capital Expenditures” shall not include capital expenditures (i) in respect of permitted reinvestment of sales proceeds, insurance proceeds and condemnation proceeds received by Borrower or any of its Subsidiaries or (ii) to the extent financed by a third party.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” has the meaning ascribed to it Annex B.

“Cash Equivalents” has the meaning ascribed to it in Annex B.

“Cash Management Systems” has the meaning ascribed to it in Section 1.8.

“Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange

Commission under the Securities Exchange Act of 1934) of 40% or more of the issued and outstanding shares of capital Stock of Parent having the right to vote for the election of directors of Parent under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by the board of directors of Parent or whose nomination for election by the Stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) any Credit Party ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries (excluding DDi Europe Limited).

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Closing Date” means March 30, 2004.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of California; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations; provided, that in no event will the “Collateral” include any Excluded Assets.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Agent, account number 502-328-54 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commitment Termination Date” means the earliest of (a) March 30, 2007, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the amount of such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) as set forth in Annex J or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment), which aggregate commitment shall be FORTY MILLION DOLLARS ($40,000,000) on the Closing Date, as to each of clauses (a)and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Concentration Account” has the meaning ascribed to it in Annex C.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (a) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (b) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (c) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, or (d) the bank at which any deposit accounts of any Credit Party are maintained, in each case whereby, among other things, the issuer, securities intermediary, futures commission merchant or bank limits any security interest in the applicable assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means each Borrower, each Guarantor, DDi Canada Acquisition Corp. and Dynamic Details Canada Corp.

“Daily Reporting Activation Event” means any time at which Borrowers’ have Liquidity of less than $7,000,000.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term in defined in the Code, now or hereafter held in the name of any Credit Party.

“Details” mean Dynamic Details, Incorporated, a California corporation.

“Details Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to up to 85% of the book value of Details’ Eligible Accounts at such time, less any Reserves established by Agent at such time.

“Disbursement Accounts” has the meaning ascribed to it in Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to the Agreement.

“Documents” means any “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dominion Activation Event” means the earlier to occur of (a) the date that is 15 days following the Closing Date and (b) any time at which either (i) an Event of Default has occurred, or (ii) Borrowers’ have Liquidity of less than $10,000,000.

“Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain ( but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from non-cash restructuring charges and other extraordinary non-cash items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any employees or directors of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, (vii) any aggregate net non-cash loss during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (viii) non-capitalized fees, expenses and payments made or incurred pursuant to the Loan documents or the transactions contemplated thereby ad paid on the Closing Date, (ix) non-cash write-downs of assets, and (x) write-offs due to exercise of employee options and minus (d) any cash payments made during such period with respect to items that were added back in a prior period pursuant to clause (c)(iii) above. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Eligible Accounts” has the meaning ascribed to it in Section 1.6.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the Code or the failure to make any required contribution to a Multiemployer Plan, unless any such failure is cured within 30 days; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (l) the loss of a Qualified Plan’s qualification or tax exempt status; or (m) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excluded Assets” means the collective reference to any Contract or General Intangible to the extent the granting of a Lien thereon is prohibited or would constitute a default under any agreement or document governing such Contract or General Intangible (but only to the extent such prohibition or default is enforceable under applicable law).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrowers delivered in accordance with Section 3.4 and Annex E, as applicable.

“Fiscal Month” means any of the monthly accounting periods of Borrowers.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrowers ending on December 31 of each year.

“Fixed Charges” means, with respect to any Person for any fiscal period, the aggregate of (a) the aggregate of all Interest Expense paid or payable in cash during such period, plus (b) scheduled payments of principal with respect to Indebtedness (including Capital Lease Obligations) during such period, less (c) the amount of the Senior Accreting Notes Interest Payment actually paid.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA minus Capital Expenditures minus income taxes paid or payable in cash to (b) Fixed Charges, in each case for such period.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, each Continuing Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantors” means Parent and each of its direct and indirect Subsidiaries (excluding any Borrower and any such Subsidiary organized in a jurisdiction outside of the United States), and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to it in Section 1.13.

“Index Rate” means, for any day, a floating rate equal to the higher of (a) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if

The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (b) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement made by Borrowers in favor of Agent, on behalf of itself and Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including (a) interest expense with respect to any Funded Debt of such Person, (b) interest expense for the relevant period that has been capitalized on the balance sheet of such Person, and (c) with respect to Borrowers and their Subsidiaries, the amount of any Restricted Payments made in accordance with Sections 6.13(e) or (f), if any.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such LIBOR Period; and provided further, that in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Credit Party; (d) all commodity contracts of any Credit Party; and (e) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“L/C Issuer” has the meaning ascribed to it in Annex B.

“L/C Sublimit” has the meaning ascribed to in it Annex B.

“Laminate” mean Laminate Technology Corp., a Delaware corporation.

“Laminate Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to up to 85% of the book value of Laminate’s Eligible Accounts at such time, less any Reserves established by Agent at such time.

“Lease Expenses” means, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto, excluding, however, any such obligations under Capital Leases.

“Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Letter of Credit Fee” has the meaning ascribed to it in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.

“Letters of Credit” means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers’ acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter-of Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower Representative’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two LIBOR Business Days prior to such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e) Borrower Representative shall select LIBOR Periods so that there shall be no more than three separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Liquidity” means, at any time, the sum of (a) all cash in Borrowers’ Deposit Accounts that are subject to Control Letters, plus (b) Borrowing Availability (less Reserves), in each case at such time.

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Master Standby Agreement, the Master Documentary Agreement, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loan and the Swing Line Loan.

“Lock Boxes” has the meaning ascribed to it in Annex C.

“Margin Stock” has the meaning ascribed to it in Section 3.10.

“Master Documentary Agreement” means the Master Agreement for Documentary Letters of Credit dated as of the Closing Date among Borrowers, as Applicant, and GE Capital, as Issuer.

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrowers, as Applicant, and GE Capital, as Issuer.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrowers considered as a whole, (b) the ability of Borrowers as a whole to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents. Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Borrowers which results or would reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of $3,000,000 shall constitute a Material Adverse Effect.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, or is obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Notes” means, collectively, the Revolving Notes and the Swing Line Note.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents or any other financing agreement between GE Capital and any Credit Party. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Parent” means DDi Corp., a Delaware corporation.

“Parent Guarantor” means each of Parent, DDi Intermediate Holdings Corp, DDi Capital Corp., and their respective direct Subsidiaries (excluding any such Subsidiary that is a Borrower or organized in a jurisdiction outside of the United States), if any.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $200,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, rights-of-way or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens in existence on the date hereof and summarized in Disclosure Schedule (6.7) securing Indebtedness described in Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; (k) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $1,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets); (l) any residual interest or title of a lessor or sublessor under any lease or sublease entered into by any Credit Party in the ordinary course of its business and covering only the assets so leased (including, with respect to the capital lease of Borrower’s principal manufacturing facility and related Equipment, and covering only such facility and related Equipment); (m) Permitted Investments relating to certificate of deposit repurchase agreements; (n) Liens consisting of rights of set-off and off-set of a customary nature of bankers’ liens on deposit accounts, whether arising by contract or operation of law, incurred in the ordinary course of business; (o) Liens constituting Licenses and sublicenses entered into by any Credit Party in the ordinary course of business and (p) other Liens securing Indebtedness not exceeding $100,000 in the aggregate at any time outstanding, so long as such Liens do not attach to any Accounts.

“Permitted Investments” has the meaning ascribed to it in Section 6.2.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

Pledge Agreement” means the Pledge Agreement of even date herewith executed by each Credit Party in favor of Agent, on behalf of itself and Lenders, pledging all Stock of such Credit Party’s Subsidiaries and all Intercompany Notes owing to or held by it, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Prior Lender” means the syndicate of lenders led by JPMorgan Chase Bank, as administration agent, in connection with the Prior Lender Obligations.

“Prior Lender Obligations” means the obligations of Credit Parties arising under the Second Amended and Restated Credit Agreement dated as of December 12, 2003, among Details and DDI Capital Corp., as borrowers, Bank Austria Creditanstalt Corp Finance, as documentation agent and lender, and JPMorgan Chase Bank, as administrative agent and lender, together with all instruments, documents and agreements executed in connection therewith, and as the same are in effect on the Closing Date.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Projections” means Borrowers’ forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, consistent with the historical Financial Statements of Borrowers, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (c) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Stock issued by any Credit Party shall be a Qualified Assignee.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Refinancing” means the repayment in full by Borrowers of the Prior Lender Obligations on the Closing Date.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(b)(iii).

“Related Transactions” means the initial borrowing under the Revolving Loan on the Closing Date, the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requisite Lenders” means Lenders having (a) more than 66 2/3% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of all Loans.

“Requisite Revolving Lenders” means Lenders having (a) more than 66 2/3% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Revolving Loan.

“Reserves” means with respect to any Borrowing Base (a) reserves established pursuant to Section 5.4(c), (b) the Availability Reserve, (c) the Senior Accreting Notes Interest Reserve, and (d) such other reserves against Eligible Accounts or Borrowing Availability that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.

“Revolving Loan” means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding to Borrowers plus (b) the aggregate Letter of Credit Obligations incurred on behalf of Borrowers. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be FORTY MILLION DOLLARS ($40,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“Schedule of Documents” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, each Borrower and each Guarantor, as the same may be amended, restated, supplemented or otherwise modifies from time to time.

“Senior Accreting Notes Interest Payment” means the interest payment in the amount of $900,000 to be made during the Fiscal Quarter ending June 30, 2004, in accordance with paragraph 1 of the Senior Accreting Notes, which amount constitutes the interest on the Senior Accreting Notes that has been accreted thereon as of such date in accordance with the Indenture dated as of December 12, 2003, for the Senior Accreting Notes.

“Senior Accreting Notes Interest Reserve” means the Reserve maintained against Borrowing Availability in the amount of (a) $660,000 as of the Closing Date (or as of the date that Liquidity falls below $21,000,000 as provided below), and (b)(i) increased by $220,000 as of the last day of each Fiscal Month thereafter, and (ii) decreased on the date that a cash interest payment is made in respect of the Senior Accreting Notes by the amount of such interest payment; provided, that the “Senior Accreting Notes Interest Reserve” shall be $0 beginning at such time as Borrowers have Liquidity of more than $21,000,000 and until such time as Liquidity thereafter falls below $21,000,000.

“Senior Accreting Notes” mean the senior unsecured accreting notes of DDi Capital Corp. issued pursuant to the Indenture dated as of December 12, 2003, as in effect on the Closing Date.

“Series B Certificate of Designation” means the Certificate of Designation of Series B Preferred Stock of DDi Corp governing the terms and conditions of the Series B Preferred Stock.

“Series B Preferred Stock” means the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, $0.0001 par value per share, issued by Parent pursuant to the Purchase Agreement dated as of March 29, 2004, between Parent and each of the purchasers party thereto, together with all schedules, exhibits and attachments thereto.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Subsidiary Guarantor” means each of Details’ direct and indirect Subsidiaries (excluding any such Subsidiary that is a Borrower or organized in a jurisdiction outside of the United States).

“Supermajority Revolving Lenders” means Lenders having (a) 80% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(b)(i).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(b)(i).

“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Swing Line Lender” means GE Capital.

“Swing Line Loan” means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to any Borrower or to all Borrowers.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(b)(ii).

“Target” has the meaning ascribed to it in Section 6.1.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex B, and (d) no Borrower shall have any further right to borrow any monies under the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan.

“Valley” mean Dynamic Details Incorporated, Silicon Valley, a Delaware corporation.

“Valley Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to up to 85% of the book value of Valley’s Eligible Accounts at such time, less any Reserves established by Agent at such time.

“Virginia” mean Dynamic Details Incorporated, Virginia, a Delaware corporation.

“Virginia Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to up to 85% of the book value of Virginia’s Eligible Accounts at such time, less any Reserves established by Agent at such time.

“Weekly Reporting Activation Event” means any time prior to the occurrence of a Daily Reporting Activation Event at which either (a) an Event of Default has occurred or (b) Borrowers’ have Liquidity of less than $10,000,000.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)

to

CREDIT AGREEMENT

LETTERS OF CREDIT

(a) Issuance. Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of the applicable Borrower and for such Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an “L/C Issuer”) for such Borrower’s account and guaranteed by Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) TEN MILLION DOLLARS ($10,000,000) (the “L/C Sublimit”), and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and (iii) the Aggregate Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Agent in its sole discretion (including with respect to customary evergreen provisions), and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

(b) Advances Automatic; Participations.

(i) In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to the applicable Borrower under Section 1.1(a) regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Pro Rata Share of any such payment.

(ii) If it shall be illegal or unlawful for any Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (i) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (ii) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

(c) Cash Collateral.

(i) If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2, prior to the Commitment Termination Date, each Borrower will pay to Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of the applicable Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrowers shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus 30 additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

(iii) From time to time after funds are deposited in the Cash Collateral Account by any Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by such Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.

(iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.

(d) Fees and Expenses. Borrowers agree to pay to Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each month and on the Commitment Termination Date. In addition, Borrowers shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e) Request for Incurrence of Letter of Credit Obligations. Borrower Representative shall give Agent at least two Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Master Agreement for Standby Letter of Credit or Master Agreement for Documentary Letter of Credit, as applicable, in the form of Exhibit B-1 or B-2, respectively. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Agent and the L/C Issuer.

(f) Obligation Absolute. The obligation of Borrowers to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defense or other right that any Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default has occurred and is continuing.

(g) Indemnification; Nature of Lenders’ Duties.

(i) In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

(ii) As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

(iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer, including a Master Agreement for Documentary Letter of Credit or a Master Agreement for Standby Agreement entered into with Agent.

ANNEX C (Section 1.8)

to

CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Each Credit Party shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

(a) On or before the Closing Date and until the Termination Date, each Borrower and Subsidiary Guarantor shall (i) establish the lock boxes (“Lock Boxes”) identified in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more blocked accounts in such Borrower’s name or any such Subsidiary’s name (“Blocked Accounts”) identified in Disclosure Schedule (3.19) at the banks corresponding thereto (each, a “Relationship Bank”). On or before the Closing Date, Borrowers shall have established concentration account (the “Concentration Account”) identified in Disclosure Schedule (3.19) at the bank corresponding thereto (the “Concentration Account Bank”).

(b) Each Credit Party may maintain, in its name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank reasonably acceptable to Agent into which Agent shall, from time to time with respect to Borrowers, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to Borrowers pursuant to Section 1.1 for use by such Borrower solely in accordance with the provisions of Section 1.4.

(c) On or before the Closing Date (or such later date as Agent shall consent to in writing), the Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and the applicable Credit Party, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable deposit account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees, from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may be given by Agent at any time at which a Dominion Activation Event has occurred), to forward immediately all amounts in each Blocked Account to the Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the Concentration

Account and (B) with respect to the Concentration Account Bank, such bank agrees from and after the receipt of an Activation Notice from Agent, to immediately forward all amounts received in the Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. From and after the date Agent has delivered an Activation Notice to any bank with respect to any Blocked Account, no Borrower shall, or shall permit any of its Subsidiaries to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

(d) So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, the applicable Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. Borrowers shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within 30 days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(e) The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(f) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(g) Each Borrower and each Subsidiary Guarantor shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by such Borrower or any such Related Person, and (ii) within one Business Day after receipt by such Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account of such Borrower . Each Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

(h) Notwithstanding the other provisions of this Annex C, Details may maintain a separate deposit account (“the JPMorgan Account”) at JPMorgan Chase Bank designated as the “JPMorgan Chase Dynamic Details L/C Cash Collateral Account” and further described in Disclosure Schedule (3.19). The JPMorgan Account will not be subject to a Control Letter in favor of Agent, but will at all times be subject to the Cash Collateral Agreement between Details and JPMorgan Chase Bank dated as of March 29, 2004 (the “Cash Collateral Agreement”). The balance of the JPMorgan Account shall in no event exceed the principal sum of $486,150 plus any interest earned thereon. Details agrees that it will instruct JPMorgan Chase Bank to deposit any amounts released to it from the JPMorgan Account directly into the Concentration Account. Within ten Business Days of the termination of the Cash Collateral Agreement, Details shall cause the JPMorgan Account to be closed, and will deliver to Agent evidence of such closure in form and substance acceptable to Agent.

ANNEX D (Section 2.1(a))

to

CREDIT AGREEMENT

SCHEDULE OF DOCUMENTS

[see attached]

D-1

ANNEX E (Section 4.1(a))

to

CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a) Monthly Financials. To Agent and Lenders, within 30 days after the end of each Fiscal Month, financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer of Details, consisting of consolidated and, except with respect to statements of cash flow, consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month. Such financial information shall be accompanied by the certification of the Chief Financial Officer of Details that (i) such financial information presents fairly in accordance with GAAP (subject to normal quarterly and year-end adjustments) the financial position and results of operations of Borrowers and their Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(b) Quarterly Financials. To Agent and Lenders, within 45 days after the end of each of the first three Fiscal Quarters in any Fiscal Year:

(1) Consolidated and, except with respect to statements cash flow, consolidating financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer of Details, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Details that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries, on both a consolidated and, except with respect to statements cash flow, consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrowers shall deliver to Agent and Lenders, within 45 days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(2) Consolidated financial information regarding Parent and its Subsidiaries, certified by the Chief Financial Officer of Parent, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) the certification of the Chief Financial Officer of Parent that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Parent and its Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, and (ii) any other information presented is true, correct and complete in all material respects.

(c) Operating Plan. To Agent and Lenders, as soon as available, but not later than 45 days after the end of each Fiscal Year, an annual operating plan for each of Parent and Borrowers, on a consolidated and consolidating basis, approved by the Board of Directors of Parent and Borrowers, respectively, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d) Annual Audited Financials. To Agent and Lenders:

(1) within 111 days after the end of each Fiscal Year, audited Financial Statements for Borrowers and their Subsidiaries on a consolidated and, except with respect to statements of retained earnings and cash flows, consolidating unaudited basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer of Borrowers that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(2) within 97 days after the end of each Fiscal Year, audited Financial Statements for Parent and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer of Parent that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Parent and its Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended.

(e) Management Letters. To Agent and Lenders, within 5 Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within 5 Business Days after an executive officer of Parent or any Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by Parent or any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent or any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by Parent or any Credit Party to the public concerning material changes or developments in the business of any such Person.

(h) Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by Parent or any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, as soon as practicable and in any even within five days after Parent or any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

(i) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

(j) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against Parent or any Credit Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against Parent or any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by Parent or any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall.

(k) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.

(l) Lease Default Notices. To Agent, (i) within two Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, (ii) monthly within 3 Business Days after payment thereof, evidence of payment of lease or rental payments as to each leased or rented location for which a landlord or bailee waiver has not been obtained and (iii) such other notices or documents as Agent may reasonably request.

(m) Good Standing Certificates. Not less frequently than once during each calendar quarter, each Borrower and Subsidiary Guarantor shall, unless Agent shall otherwise consent, provide to Agent a certificate of good standing from its jurisdiction of organization.

(n) Other Documents. To Agent and Lenders, such other financial and other information respecting Parent’s or any Credit Party’s business or financial condition as Agent or any Lender shall, from time to time, reasonably request.

ANNEX F (Section 4.1(b))

to

CREDIT AGREEMENT

COLLATERAL REPORTS

Borrowers shall deliver or cause to be delivered the following:

(a) To Agent, upon its request, and in any event no less frequently than noon New York time on the fifth Business Day of each Fiscal Month, each of the following reports, each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding Fiscal Month, or the date that is two days prior to the date of any such request (provided, that (1) upon the occurrence of a Weekly Reporting Activation Event, such reports will be delivered on Wednesday of each week and prepared as of the last day of the immediately preceding week, and (2) upon the occurrence of a Daily Reporting Activation Event, in addition to the weekly reporting requirements in clause (1) above, reports regarding sales, collections, credits and charge-backs will be delivered on each Business Day and prepared as of the immediately preceding Business Day):

(i) a Borrowing Base Certificate with respect to each Borrowing Base, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii) with respect to each Borrower, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(iii) with respect to each Borrower, collateral reports (including all additions and reductions, cash and non-cash) with respect to Accounts of such Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(b) To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:

(i) a reconciliation of the Accounts trial balance to the most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion,

(ii) an aging of accounts payable and a reconciliation of such accounts payable aging to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion, and

F-1

(iii) a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(iv) with respect to each Borrower, a summary of Inventory by division, by location, and by type (i.e., raw materials, work in process and finished goods), in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(c) To Agent, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(d) Each Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that such Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, and delivered to the controller or chief financial officer of such Borrower, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, each Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

(e) Each Borrower, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

(f) Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

F-2

ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Maximum Capital Expenditures. Borrowers and their Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures
6 Fiscal Months Ending 6/30/04	$5,000,000
6 Fiscal Months Ending 12/31/04	$6,500,000
6 Fiscal Months Ending 6/30/05	$9,000,000
6 Fiscal Months Ending 12/31/05	$11,500,000
6 Fiscal Months Ending 6/30/06	$14,000,000
6 Fiscal Months Ending 12/31/06 and each 6/30 and 12/31 thereafter	$16,000,000

(b) Minimum Fixed Charge Coverage Ratio. Borrowers and their Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2004, a Fixed Charge Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before December 31, 2004, the period commencing on April 1, 2004, and ending on the last day of such Fiscal Quarter) of not less than 1.10:1.0.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in

G-1

accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

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ANNEX H (Section 9.9(a))

to

CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

Name:	General Electric Capital Corporation
Bank:	DeutscheBank Trust Company Americas
New York, New York
ABA #:	021001033
Account #:	50232854
Account Name:	GECC/CAF Depository
Reference:	CFC 5508

H-1

ANNEX I (Section 11.10)

to

CREDIT AGREEMENT

NOTICE ADDRESSES

(A)	If to Agent or GE Capital, at
General Electric Capital Corporation
335 Madison Avenue, 12th Floor
New York, NY 10017
	Attention:	Account Manager (DDi)
	Facsimile:	(212) 309-8798
	Telephone:	(212) 370-8047

with copies to:

Winston & Strawn LLP
38th Floor, 333 South Grand Avenue
Los Angeles, CA 90071
	Attention:	Adam G. Spiegel, Esq.
	Facsimile:	(213) 615-1750
	Telephone:	(213) 615-1700

and

General Electric Capital Corporation
201 Merit 7
Norwalk, Connecticut 06851
	Attention:	Corporate Counsel-Commercial Finance
	Facsimile:	(203) 956-4001
	Telephone:	(203) 956-4710

(B)	If to any Credit Party, to Borrower Representative at
Dynamic Details, Incorporated
1220 Simon Circle
Anaheim, CA 92808
	Attention:	Mr., John Stumpf, VP-Finance and Treasurer
	Facsimile:	(714) 688-7627
	Telephone:	(714) 688-7219

With copies to:

Kirkland & Ellis LLP
777 South Figueroa Street
Los Angeles, CA 90017-5800
	Attention:	Eva H. Davis, Esq.
	Facsimile:	(213) 680-8400
	Telephone:	(213) 680-8500

I-1

ANNEX J (from Annex A - Commitments definition)

to

CREDIT AGREEMENT

Lender(s):

General Electric Capital Corporation
Revolving Loan Commitment (including a Swing Line Commitment of $4,000,000):	$40,000,000

J-1

DISCLOSURE SCHEDULES

to

CREDIT AGREEMENT

dated as of March 30, 2004

among

DYNAMIC DETAILS, INCORPORATED,

DYNAMIC DETAILS, INCORPORATED, VIRGINIA,

DYNAMIC DETAILS INCORPORATED, SILICON VALLEY,

and

LAMINATE TECHNOLOGY CORP.

as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY THERETO,

as Credit Parties,

THE LENDERS SIGNATORY THERETO

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender

INTRODUCTION

This Disclosure Schedule is made and given pursuant to that certain Credit Agreement dated as of March 30, 2004 (the “Agreement”), among Dynamic Details, Incorporated, a California corporation (“Details”), Dynamic Details, Incorporated, Virginia, a Delaware corporation (“Virginia”), Dynamic Details Incorporated, Silicon Valley, a Delaware corporation (“Valley”), and Laminate Technology Corp., a Delaware corporation (“Laminate”, together with Details, Virginia and Valley, the “Borrower”), the other Credit Parties signatory thereto (collectively, the “Credit Parties”), the Lenders signatory thereto (collectively, the “Lenders”) and General Electric Capital Corporation, a Delaware corporation, as Agent for the Lenders (in such capacity, the “Agent”) and for itself, as Lender. All capitalized terms used herein but not otherwise defined shall have the respective meanings defined in the Agreement, unless the context otherwise requires. Any disclosure set forth on any particular schedule of this Disclosure Schedule shall be deemed disclosed in reference to all applicable schedules comprising this Disclosure Schedule, corresponding sections of the Agreement notwithstanding that a particular representation or warranty may refer to a different Disclosure Schedule or may not make any reference to any Disclosure Schedule and all applicable representations and warranties made in the Agreement, but only to the extent that the applicability of such item to such other schedules and sections is reasonably apparent or cross-referenced. Any descriptions of agreements herein are summaries only and are qualified in their entirety by the specific terms of such agreements, copies of which have been made available to the Agent. Where any representation or warranty contained in the Agreement is limited or qualified by the materiality of the matters to which the representation or warranty relates, the inclusion of any matter herein does not constitute a determination by the Borrower that such matters are material.

It is expressly understood and acknowledged that any exception stated in or incorporated into this Disclosure Schedule shall not constitute a basis for a claim of a breach of any representation or warranty contained in the Agreement.

Certain information in this Disclosure Schedule may not be required to be disclosed pursuant to the Agreement. Any such information is included solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations or warranties of the Borrower in the Agreement or otherwise alter in any way the terms of the Agreement. Nor shall the inclusion of any item in this Disclosure Schedule constitute an admission of liability with respect to any claim, action, lawsuit or proceeding or an admission that any breach, violation, default or event of default exists with respect to any contract or agreement. The attachments to this Disclosure Schedule form an integral part of this Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully herein. Captions and headings are for convenience only, are not a part of, and shall not be used to construe any provision, or portion thereof, of this Disclosure Schedule.

Schedule 1.1

Agent Representatives

GENERAL ELECTRIC CAPITAL CORPORATION

201 Merit 7

Norwalk, Connecticut 06851

Attention: Portfolio Analyst (DDi)

Telephone: (203) 956-4710

Fax: (203) 956-4001

4

Schedule 1.4

Sources and Uses; Funds Flow Memorandum

Please see attached.

5

Schedule 3.1

Type of Entity; State of Organization

Company	Type of Entity	Jurisdiction of Incorporation/ Organization
DDi Corp.	Corporation	Delaware

DDi Capital Corp.	Corporation	California

DDi Intermediate Holdings Corp.	Corporation	California

Dynamic Details, Incorporated	Corporation	California

DDi Sales Corp.	Corporation	Delaware

Dynamic Details Incorporated, Silicon Valley	Corporation	Delaware

Dynamic Details, Incorporated, Virginia	Corporation	Delaware

Dynamic Details Incorporated, Colorado Springs	Corporation	Colorado

Dynamic Details Texas, LLC	Limited Liability Company	Delaware

DDi-Texas Intermediate Partners II, L.L.C.	Limited Liability Company	Delaware

DDi-Texas Intermediate Holdings II, L.L.C.	Limited Liability Company	Delaware

Dynamic Details, L.P.	Limited Partnership	Delaware

Laminate Technology Corp.	Corporation	Delaware

DDi Canada Acquisition Corp.	Corporation	Ontario, Canada

Dynamic Details Canada, Corp.	Corporation	Nova Scotia, Canada

6

Schedule 3.2

Executive Offices, Collateral Locations, FEIN

Credit Party	Chief Executive Office	Location of Collateral	FEIN
DDi Corp.	1220 Simon Circle Anaheim, California 92806	None	06-1576013

DDi Capital Corp.	1220 Simon Circle Anaheim, California 92806	None	33-0780382

DDi Intermediate Holdings Corp.	1220 Simon Circle Anaheim, California 92806	None	33-0822453

Dynamic Details, Incorporated	1220 Simon Circle Anaheim, California 92806

1230 Simon Circle

Anaheim, California

1240 Simon Circle

Anaheim, California

1220 Lance Lane

Anaheim, California

1240 Lance Lane

Anaheim, California

1260 Lance Lane

Anaheim, California

1295 Lance Lane

Anaheim, California

3021 E. Coronado

Anaheim, California

1211 Simon Circle

Anaheim, California

1221 Simon Circle

Anaheim, California

1231 Simon Circle

Anaheim, California

1241 Simon Circle

Anaheim California

1251 Simon Circle

Anaheim, California

1639 Commerce Street

Garland, Texas

33-0779123

7

DDi Sales Corp.	1220 Simon Circle Anaheim, California 92806	None	33-0936715

Dynamic Details Incorporated, Silicon Valley	1220 Simon Circle Anaheim, California 92806	1988 Tarob Court Milpitas, California 2115-B Victor Place Colorado Springs, Colorado 2150 Commerce Drive San Jose, California 1831 Tarob Court Milpitas, California	77-0436135

Dynamic Details, Incorporated, Virginia	1220 Simon Circle Anaheim, California 92806	1200 Severn Way Sterling, Virginia	54-1999438

Dynamic Details Incorporated, Colorado Springs	1220 Simon Circle Anaheim, California 92806	2115-B Victor Place Colorado Springs, Colorado 6031-6035 Galley Colorado Springs, Colorado	84-1173727

Dynamic Details Texas, LLC	1220 Simon Circle Anaheim, California 92806	None	75-1331584

DDi-Texas Intermediate Partners II, L.L.C.	1220 Simon Circle Anaheim, California 92806	None	33-0938441

DDi-Texas Intermediate Holdings II, L.L.C.	1220 Simon Circle Anaheim, California 92806	None	33-0936835

8

Dynamic Details, L.P.	1220 Simon Circle Anaheim, California 92806	1639 Commerce Garland, Texas	33-0936838

Laminate Technology Corp.	1220 Simon Circle Anaheim, California 92806	1130 West Geneva Drive Tempe, Arizona 1117 Fairmont Drive Tempe, Arizona 1104 West Geneva Drive Tempe, Arizona	33-0959410

DDi Canada Acquisition Corp.	1220 Simon Circle Anaheim, California 92806	None	None

Dynamic Details Canada, Corp.	3471 B McNicoll Ave. Toronto, Ontario M2V 4B8	None	None

9

Schedule 3.4(a)

Financial Statements

Please see attached.

10

Schedule 3.4(b)

Projections

Please see attached.

11

Schedule 3.6

Real Estate and Leases

Dynamic Details Incorporated is a lessee pursuant to certain real property leases with respect to the following addresses:

1220 Lance Lane, Anaheim, California

1270 Lance Lane, Anaheim, California

1290 Lance Lane, Anaheim, California

1295 Lance Lane, Anaheim, California

3021 E. Coronado, Anaheim, California

1211 Simon Circle, Anaheim, California

1221 Simon Circle, Anaheim, California

1231 Simon Circle, Anaheim, California

1241 Simon Circle, Anaheim, California

1251 Simon Circle, Anaheim, California

1220 Simon Circle, Anaheim, California (right of first refusal at fair market value)

1220 Simon Circle, Suite A, Anaheim, California

1220 Simon Circle, Suite B, Anaheim, California

1220 Simon Circle, Suite C, Anaheim, California

1220 Simon Circle, Suite D, Anaheim, California

1220 Simon Circle, Suite E, Anaheim, California

1230 Simon Circle, Anaheim, California (right of first refusal at fair market value)

1230 Simon Circle, Suite A, Anaheim, California

1230 Simon Circle, Suite B, Anaheim, California

1230 Simon Circle, Suite C, Anaheim, California

1230 Simon Circle, Suite D, Anaheim, California

1230 Simon Circle, Suite E, Anaheim, California

1230 Simon Circle, Suite F, Anaheim, California

1230 Simon Circle, Suite G, Anaheim, California

1230 Simon Circle, Suite H, Anaheim, California

1240 Simon Circle, Anaheim, California

1240 Lance Lane, Anaheim, California

1260 Lance Lane, Anaheim, California

Dynamic Details Incorporated, Silicon Valley is a lessee pursuant to certain real property leases with respect to the following addresses:

1988 Tarob Court, Milpitas, California

1242 Birchwood Drive, Sunnyvale, California

3340 Bassett Street, Santa Clara, California (month to month tenancy)

2150 Commerce Drive, San Jose, California

1831 Tarob Court, Milpitas, California

Dynamic Details, Incorporated, Virginia is a lessee pursuant to a certain real property lease with respect to 1200 Severn Way, Sterling, Virginia

12

Laminate Technology Corp. is a lessee pursuant to certain real property leases with respect to the following addresses:

1117 Fairmont Drive, Tempe, Arizona

1104 West Geneva, Tempe, Arizona

1130 West Geneva, Tempe, Arizona

1131 Fairmont Drive, Tempe, Arizona

Dynamic Details Incorporated, Colorado Springs is a lessee pursuant to certain real property leases with respect to the following addresses:

2115-B Victor Place, Colorado Springs, Colorado

6031-6035 Galley, Colorado Springs, Colorado

Dynamic Details Texas, LLC is a lessee pursuant to a certain real property lease with respect to 1639 Commerce, Garland, Texas

Dynamic Details Canada, Corp. is a lessee pursuant to certain real property leases with respect to the following addresses:

3471 B McNicoll Ave., Toronto, Ontario

45 Ironside Crescent, Unit 9, Toronto, Ontario

13

Schedule 3.7

Labor Matters

Dynamic Details Canada, Corp. received notice of an application filed before the Ontario Labor Relations Board by Universal Union Local 83 which alleges that a former employee of Dynamic Details Canada, Corp. (who was terminated in early March 2004 for poor performance), and a current member of such union, was terminated by Dynamic Details Canada, Corp. for attempting to form a union and that such termination constitutes an unfair labor practice. The former employee was employed by Dynamic Details Canada, Corp. from August 2000 through early March 2004 as a routing operator and, during that time, received two suspensions without pay and two warning letters (as recent as February 2004) relating to scrapping jobs and walking away from work against the instructions of a supervisor. The foregoing applicant seeks reinstatement of employment for the former employee and a representation vote. Dynamic Details Canada, Corp. does not believe that the claim has merit and intends to file a response to the application within ten days.

14

Schedule 3.8

Ventures, Subsidiaries and Affiliates; Stock

Issuer	Held by	No. of Shares/ Percentage of Interest		Percentage of Outstanding Shares/Interest

DDi Corp.	Public Shareholders[1]	N/A		N/A

DDi Intermediate Holdings Corp.	DDi Corp.	1,000		100%

DDi Capital Corp.	DDi Intermediate Holdings Corp.	1,000		100%

Dynamic Details, Incorporated	DDi Capital Corp.	100		100%

DDi Canada Acquisition Corp.	Dynamic Details, Incorporated	1,100		100%

Dynamic Details Canada, Corp.	DDi Canada Acquisition Corp.	100		100%

DDi Sales Corp.	Dynamic Details, Incorporated	1,000		100%

Dynamic Details Incorporated, Silicon Valley	Dynamic Details, Incorporated	3,000		100%

Dynamic Details, Incorporated, Virginia	Dynamic Details, Incorporated	3,000		100%

Dynamic Details Incorporated, Colorado Springs	Dynamic Details, Incorporated	1,000,000		100%

Laminate Technologies Corp.	Dynamic Details, Incorporated	1,000		100%

Dynamic Details Texas, LLC	Dynamic Details, Incorporated	100	% Equity Interest	100%

1	DDi Corp. is a publicly held corporation and, as such information is publicly available, a list of any or all such public stockholders will not be set forth herein. As of March 1, 2004, 25,999,926 and 1,000,000 shares of common stock and preferred stock, respectively, of DDi Corp. were issued and outstanding.

15

DDi-Texas Intermediate Partners II, L.L.C.	Dynamic Details Texas, LLC	100% Equity Interest	100%

DDi-Texas Intermediate Holdings II, L.L.C.	Dynamic Details Texas, LLC	100% Equity Interest	100%

Dynamic Details, LP	DDi-Texas Intermediate Partners II, L.L.C.	1% General Partner Interest	100%

Dynamic Details, LP	DDi-Texas Intermediate Holdings II, L.L.C.	99% Limited Partner Interest	100%

Pursuant to that certain 2003 Management Equity Incentive Plan, DDi Corp. has issued 547,500 Tranche B Stock Options, which remain outstanding.

Pursuant to that certain Senior Discount Note Warrant Agreement, dated as of December 12, 2003, between DDi Corp. and Mellon Investor Services LLC, as Warrant Agent, DDi Corp. has issued the following Senior Discount Notes Warrant Certificates, which remain outstanding:

•	Certificate No. 1 (JPMorgan Securities Inc.) representing 331,891 warrants

•	Certificate No. 2 (The Bank of New York) representing 225,212 warrants

•	Certificate No. 3 (State Street Bank and Trust Company) for 177,799 warrants

•	Certificate No. 4 (JPMorgan Securities Inc.) for 27,974 warrants

16

Schedule 3.11

Tax Matters

DDi Corp. and its domestic Subsidiaries are currently under Internal Revenue Service (“IRS”) income tax audit for the taxable years of 1998, 1999, 2000 and 2001 (including an NOL carryback claim that DDi Corp. filed in 2001). DDi Corp. and the IRS have reached a preliminary agreement regarding the taxable years of 1998 and 1999 with no material tax amounts due.

DDi Corp. and its domestic Subsidiaries have received notice of a California state income tax audit for the taxable years of 2000 and 2001.

DDi Corp. and its domestic Subsidiaries are undergoing an Oregon state income tax audit for the taxable years of 2000 and 2001, and, in connection therewith, the auditors of the Oregon Department of Revenue have proposed an adjustment in the amount of $1,000.

DDi Sales Corp. is undergoing a Texas state sales tax audit for the taxable years of 2001, 2002 and 2003.

DDi Sales Corp. is undergoing a New York state sales tax audit for the taxable years of 2001, 2002 and 2003.

Dynamic Details, Incorporated, Virginia is undergoing a Virginia sales tax audit for the taxable years of 2001, 2002 and 2003.

17

Schedule 3.12

ERISA Plans

Plans (material employee benefit plans maintained by each Credit Party):

Dynamic Details, Inc. 401(k) Plan.

Dynamic Details, Inc. Severance Plan for Key Employees, dated as of December 19, 2002.

DDi Corp. Senior Management Compensation Plan for the year 2004.

Details, Inc. Flexible Benefit Plan.

Medical Benefit Plan (administered by Great-West Life & Annuity Insurance Company pursuant to the Administrative Services Agreement and Stop Loss Insurance Policy with Great-West Life & Annuity Insurance Company).

18

Schedule 3.13

Litigation

Lemelson v. Broadcom et al, including Dynamic Details, Incorporated (plaintiff Lemelson Foundation alleges patent infringement arising from Dynamic Details, Incorporated’s use of machine vision (and other) patents, U.S.D.C. Az (CV-01-1440-PHX-ROS)) – the matter is stayed pending the final judgment in a concurrent action pending in Nevada (Symbol/Cognex v. Lemelson); in such action, Symbol/Cognex recently obtained a judgment against Lemelson.

Dynamic Details Canada, Corp. received notice of an application filed before the Ontario Labor Relations Board by Universal Union Local 83 which alleges that a former employee of Dynamic Details Canada, Corp. (who was terminated in early March 2004 for poor performance), and a current member of such union, was terminated by Dynamic Details Canada, Corp. for attempting to form a union and that such termination constitutes an unfair labor practice. The former employee was employed by Dynamic Details Canada, Corp. from August 2000 through early March 2004 as a routing operator and, during that time, received two suspensions without pay and two warning letters (as recent as February 2004) relating to scrapping jobs and walking away from work against the instructions of a supervisor. The foregoing applicant seeks reinstatement of employment for the former employee and a representation vote. Dynamic Details Canada, Corp. does not believe that the claim has merit and intends to file a response to the application within ten days.

19

Schedule 3.14

Brokers

In connection with the transactions contemplated by the Loans and/or the Related Transactions, DDi Corp. will pay a fee in the amount of $600,000 plus expenses to Houlihan Lokey Howard & Zukin Capital.

20

Schedule 3.15

Intellectual Property

I. PATENTS

DDi Corp. owns the following Patents and Patent applications for its inverted microvia technology:

Patent	Application/Reg. No.	Jurisdiction
Inverted Microvias	10104262	United States
Inverted Microvias	91113923	Republic of China
Inverted Microvias	2002-156949	Patent Cooperation Treaty
Inverted Microvias	2002-156949	Japan

(i)	Trademarks

Dynamic Details, Incorporated owns the following Trademarks and Trademark applications:

Trademark/service mark	Application/Reg. No.	Jurisdiction
Dynamic Details	2,409,371	United States
Dynamic Details	2,517,988	United States
Dynamic Details	1219617 (EC)	European Community
DDi	2,370,315	United States
DDi (and Design)	1219260 (EC)	European Community
DDi	2,409,942	United States
DDI	2370315	Canada
Dynamic Details Canada	1119581, 1119582 (CDN)	Canada
DCI Dynamic Details Japan*	200150061	Japan
DCI Dynamic Details Japan*	200150062	Japan

*	such Trademarks and Trademark applications have since been abandoned

(ii)	Licensing Agreements

DDi Corp. has granted to each of its Subsidiaries certain rights with respect to the foregoing Patents owned by DDi Corp.

(iii)	Infringments

Lemelson v. Broadcom et al, including Dynamic Details, Incorporated (plaintiff Lemelson Foundation alleges patent infringement arising from Dynamic Details,

21

Incorporated’s use of machine vision (and other) patents, U.S.D.C. Az (CV-01-1440-PHX-ROS)) – the matter is stayed pending the final judgment in a concurrent action pending in Nevada (Symbol/Cognex v. Lemelson); in such action, Symbol/Cognex recently obtained a judgment against Lemelson.

In 2002, a Lemelson successor known as Syndia has put Dynamic Details, Incorporated on notice of an alleged patent infringement claim arising from Dynamic Details, Incorporated’s use of plasma etch-back technology (a process that has been used in the pcb industry for 20 years); Dynamic Details, Incorporated tendered the claim to an equipment manufacturer, Nordson, which denied responsibility. Dynamic Details, Incorporated has not heard from Syndia in over a year.

22

Schedule 3.17

Environmental Matters

In connection with the purchase by Dynamic Circuits, Inc., the predecessor of Dynamic Details Incorporated, Silicon Valley (“DDISV”), of all of the outstanding stock of Dynamic Details, Incorporated, Texas (formerly, Cuplex, Inc. and which has since been converted into Dynamic Details Texas, LLC) in 1998, Dynamic Details, Incorporated, Texas made a voluntary disclosure to the Texas Natural Resources Conservation Commission (“TNRCC”) as to the presence of hazardous substances (volatile organic compounds) in the groundwater beneath the improved real property located in Garland, Texas. Since that time, DDISV has worked with the TNRCC to perform a remedial investigation of the site, including the installation and sampling of ground water monitoring wells and conducting soil sampling. Based upon the results of these investigations and the correspondence received from the TNRCC, DDISV believes that it is close to achieving closure of the site from the TNRCC (subject to limited additional testing and monitoring of the soil and groundwater over the next couple of years). The City of Garland purchased the site in March 2004. Pursuant to the terms of the purchase agreement, the City of Garland has assumed responsibility for this matter, subject to a $500,000 escrow set aside by DDISV to cover the City of Garland’s costs associated with obtaining closure for the site, and has performed and continues to perform further monitoring of the soil and ground water as required by TNRCC. This matter is further described in the following document, copies of which have been provided to the Agent and are incorporated herein by reference:

APAR Update/Closure Request, prepared by Shaw Environmental & Infrastructure, Inc., dated as of August 2, 2002, addressed to TNRCC Voluntary Cleanup Section, regarding Cuplex, Inc., 1500 East Highway 66, Garland, Texas.

23

On or about March 29, 2004, the County of Loudon, Virginia contacted Virginia’s Sterling, Virginia facility by telephone to inform the facility that it had received a letter from a former employee of the facility, pursuant to which such former employee alleges various deficiencies in the facility’s wastewater treatment system and reporting practices. Such former employee was employed at the facility as a waste treatment technician from 1998 to 2003, but was laid off as part of a reduction in force in 2003. The facility is investigating the matter and plans to meet with the County within the week to discuss the allegations, which it believes are borne primarily out of the former employee’s recent lay-off and his antipathy toward his supervisor (the facility’s manager of environment, safety & health). The former employee had previously expressed an animus against his supervisor arising from his supervisor’s ethnicity. Further, the former employee had made similar allegations of a more general nature in the recent past, which, after a full investigation by the facility, were determined to be without merit.

24

Schedule 3.18

Insurance

Policy	Credit Parties Named Insureds

Continental Casualty Company, Policy No. RMP249172424 (May 1, 2003 to May 1, 2004) domestic property insurance.

DDi Intermediate Holdings Corp.

DDi Corp.

DDi Capital Corp.

Dynamic Details, Incorporated

Dynamic Details Incorporated, Silicon Valley

Dynamic Details Texas, LLC

Dynamic Details, Incorporated Colorado Springs

Dynamic Details, L.P.

Laminate Technology Corp.

St. Paul Fire & Marine, Policy No. TE09406434 (May 1, 2003 to May 1, 2004) crime insurance.
St. Paul Fire & Marine, Policy No. TE09406434 (May 1, 2003 to May, 2004), commercial general liability insurance.
St. Paul Fire & Marine, Policy No. TE09406436 (May 1, 2003 to May 1, 2004), foreign liability/ workers compensation insurance.

St. Paul Fire & Marine, Policy No. TE09406434 (May 1, 2003 to May 1, 2004), business auto (CA) insurance.

St. Paul Fire & Marine, Policy No. TE09406435 (May 1, 2003 to May 1, 2004), business auto (Virginia) insurance.

Executive Risk Indemnity, Inc., Policy No. 8167-7482 (May 1, 2003 to May 1, 2004), fiduciary liability insurance

St. Paul Fire & Marine, Policy No. TE09406434 (May 1, 2003 to May 1, 2004), commercial umbrella liability insurance.

Centennial (Atlantic Mutual Companies), Policy No. 259017216 (March 1, 2003 to May 1, 2004), transportation insurance covering certain manufacturing equipment during covered shipments.

The Travelers Indemnity Company, Policy No. M5J-BMG-750X6972-IND-03 (May 1, 2003 to May 1, 2004), boiler and machinery insurance.

25

National Union Fire Insurance Company of Pittsburgh, PA, Policy No. 005497937 (December 12, 2003 to December 15, 2009, with tail coverage), executive and organization liability insurance.	DDi Corp.

National Union Fire Insurance Co. of Pittsburgh, PA, Policy No. 568-85-91 (December 12, 2003 to December 12, 2004), executive and organization liability insurance policy.	DDi Corp.

26

Schedule 3.19

Deposit and Disbursement Accounts

Name of Account Holder	Financial Institution	Purpose of Account
Dynamic Details, Incorporated	Bank: Union Bank Account No.: 0700498492 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Concentration Account

	Bank: Union Bank Account No.: 0700477657 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

	Bank: Union Bank Account No.: 9080006095 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

	Bank: Union Bank Account No.: 0700497178 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

	Bank: JPMorgan Chase Bank Account No. 323-352-014 Address: 270 Park Avenue New York, NY 10017 Telephone No.: (212) 270-6000	JPMorgan Chase Dynamic Details L/C Cash Collateral Account

Dynamic Details Incorporated, Silicon Valley	Bank: Union Bank Account No.: 6450150574 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Blocked Account (Lock Box)

Address for Lock Box Address: P.O. Box 45732 San Francisco, CA 94145-0732

27

	Bank: Union Bank Account No.: 4500163467 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Blocked Account (Lock Box)

Address for Lock Box Address: P.O. Box 45331 San Francisco, CA 94145-0331

	Bank: Union Bank Account No.: 6450150590 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

	Bank: Union Bank Account No.: 9080002138 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

	Bank: Union Bank Account No.: 9080008241 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

DDi Sales Corp.	Bank: Union Bank Account No.: 0700477630 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Blocked Account (Lock Box)

Address for Lock Box Address: P.O. Box 514950 Los Angeles, CA 90051-4950

	Bank: Union Bank Account No.: 9080008268 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

	Bank: Union Bank Account No.: 4500180868 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

28

	Bank: Union Bank Account No.: 4500180795 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

Dynamic Details, Incorporated, Virginia	Bank: Union Bank Account No.: 4500178669 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Blocked Account

	Bank: Union Bank Account No.: 9080005374 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

	Bank: Wachovia Account No.: 2000008311812 Address: 47040 Community Plaza Sterling, VA 20164 Telephone No.: (703) 444-7951	Disbursement Account

	Bank: Wachovia Account No.: 2000008311935 Address: 47040 Community Plaza Sterling, VA 20164 Telephone No.: (703) 444-7951	Disbursement Account

Laminate Technology Corp.	Bank: Union Bank Account No.: 4500181635 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Blocked Account

	Bank: Union Bank Account No.: 9080007075 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

	Bank: Bank of America Account No.: 004672018141 Address: P.O. Box 25118 Tampa, Florida 33622-5118 Telephone No.: (813) 288-2100	Disbursement Account

29

DDi Corp.	Bank: Union Bank Account No.: 4500179932 Address: 1980 Saturn Street Monterey Park, CA 91754 Telephone No.: (626) 531-9440	Disbursement Account

	Bank: JPMorgan Account No.: 304-159735 Address: 270 Park Avenue New York, NY 10017 Telephone No.: (212) 270-6000	Disbursement Account

DDi Canada Acquisition Corp.	Bank: JPMorgan Account No.: 304-182230 Address: 270 Park Avenue New York, NY 10017 Telephone No.: (212) 270-6000	Disbursement Account

Dynamic Details Canada, Corp.	Bank: RBC Royal Bank of Canada Account No.: 06492-4002275 Address: 5080 Sheppard Ave. East Toronto, Canada M15 4N3	Disbursement Account

	Bank: RBC Royal Bank of Canada Account No.: 06492-1014539 Address: 5080 Sheppard Ave. East Toronto, Canada M15 4N3	Disbursement Account

30

Schedule 3.20

Government Contracts

None.

31

Schedule 3.22

Bonding; Licenses

None.

32

Schedule 5.1

Trade Names

DDi Corp.

DDi Intermediate Holdings Corp.

DDi Capital Corp.

Dynamic Details, Incorporated

DDi Sales Corp.

Dynamic Details Incorporated, Silicon Valley

Dynamic Details, Incorporated, Virginia

Dynamic Details Incorporated, Colorado Springs

Dynamic Details Texas, LLC

DDi-Texas Intermediate Partners II, L.L.C.

DDi-Texas Intermediate Holdings II, L.L.C.

Dynamic Details, L.P.

Laminate Technology Corp.

DDi Canada Acquisition Corp.

Dynamic Details Canada, Corp.

33

Schedule 6.2

Investments; Loans and Advances

On November 30, 2001, pursuant to the terms of a Secured Promissory Note and Pledge Agreement, DDi Corp. loaned the principal sum of $600,000 to Bruce McMaster. The note, which bears interest at the applicable Federal Rate (2.7% per annum), matured in November 2002, but has not been repaid to date.

The Credit Parties have made loans in the principal amount of approximately $100,000, in the aggregate, to certain of their respective employees for relocation expenses and costs incurred in connection with employment therewith, and such loans, as of the Closing Date, remain outstanding.

34

Schedule 6.3

Indebtedness

Indenture (16% Senior Accreting Notes due 2009) dated December 12, 2003, and as supplemented by the First Supplemental Indenture dated as of February 24, 2004, between DDi Capital Corp. and Wilmington Trust Company, as trustee, as amended.

Capital Lease Obligations existing as of the Closing Date total an approximate amount of $2,500,000, of which includes real property leases and equipment leases set forth below.

Real Property leases in favor of the Swenson Family Trust describing the following addresses:

1205 Lance Lane, Anaheim, California.

1220 Lance Lane, Anaheim, California.

1240 Lance Lane, Anaheim, California.

1260 Lance Lane, Anaheim, California.

1275 Lance Lane, Anaheim, California.

1290 Lance Lane, Anaheim, California.

1295 Lance Lane, Anaheim, California.

3021 E. Coronado, Anaheim, California.

1211 Simon Circle, Anaheim, California.

1221 Simon Circle, Anaheim, California.

1231 Simon Circle, Anaheim, California.

1241 Simon Circle, Anaheim, California.

1251 Simon Circle, Anaheim, California.

Equipment leases:

Equipment leases in favor of the Swenson Family Trust for the equipment Mark V, Mark VI, vision 107, Wabash Press and XL-5.

Other equipment relating to retained lease liability for assets sold in the disposition of Dynamic Details Incorporated’s former assembly facility in Moorpark, California.

Consignment Agreement by and between Dynamic Details Incorporated, Silicon Valley, as consignee, and Kyocera Tycom Corporation, as consignor, with respect to drill bits, rotary cutting tools, routers, end mills and all other goods and merchandise manufactured by Kyocera Tycom Corporation and consigned to Dynamic Details Incorporated, Silicon Valley pursuant thereto.

Intercompany Note, in the amount of CAD $12,903,801, dated as of February 2, 2004, issued by 3085549 Nova Scotia Limited (which subsequently merged into Dynamic Details Canada, Corp.) in favor of DDi Canada Acquisition Corp.

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In connection with the acquisition of the stock of Dynamic Details Canada, Inc., the predecessor of Dynamic Details Canada, Corp. (which DDi Canada Acquisition Corp. acquired in May 2001), Dynamic Details Canada, Inc. issued promissory notes, totaling, in the aggregate, $2.75 million, to the sellers of the stock of Dynamic Details Canada, Inc.

Purchase Order No. 82299D dated as of September 25, 2003, by and between Dynamic Details, Incorporated, as purchaser, and Polar Instruments, Inc., as seller, pursuant to which Dynamic Details, Incorporated has agreed to purchase certain equipment for the amount of $178,712, which is to be paid in installments through January 2005, and, in consideration therefor, Polar Instruments, Inc. has agreed to sell such equipment to Dynamic Details, Incorporated.

Purchase Order No. 83231D dated as of December 23, 2003, by and between Dynamic Details, Incorporated, as purchaser, and Polar Instruments, Inc., as seller, pursuant to which Dynamic Details, Incorporated has agreed to purchase certain software from Polar Instruments, Inc. Dynamic Details will make the final payment in the approximate amount of $12,000, payable to Polar Instruments, Inc., in April 2004.

Dynamic Details, Incorporated has entered into certain arrangements and/or agreements with respect to certain processing equipment, including, among other things, laminators, laminator adapters, processors, chemical controllers and rectifiers, which have been loaned to Dynamic Details, Incorporated by each of the following suppliers and/or vendors (such equipment is loaned to Dynamic Details, Incorporated free of charge so long as, in addition to other conditions, Dynamic Details, Incorporated continues to use the respective material of each of such supplier and/or vendor):

Circuit Image System

MacDermid, Inc.

E.I. Du Pont de Nemours & Co., Inc.

RDC Enterprises R.D. Caracci Enterprises

Pursuant to that certain Deed of Variation dated on or around January 30, 2004, by and between Howard Nigel Goff, Geoffrey Peter Harvey and Heather Louise Williams, as the Sellers, DDi Europe Limited, as the Purchaser, and Dynamic Details, Incorporated, as the Guarantor, Dynamic Details, Incorporated has unconditionally guaranteed to the Sellers the due and punctual payment of all sums due thereunder (£1,504,000 plus interest thereon) by DDi Europe Limited and, in the event of default, shall be liable for all such payments up to £300,000 and shall be deemed the primary obligor thereto.

Consignment Inventory Agreement dated as of May 19, 2000, by and between Dynamic Details, Incorporated, as consignee, and Rogers Tool Workers, Inc d/b/a Kemmer Prazision, as consignor, with respect to drill inventory consigned thereunder.

Pursuant to a binding arbitration judgment with respect to a compensation claim made by James Marcelli (former general manager of Dynamic Details Incorporated, Colorado Springs) against Dynamic Details, Incorporated, James Marcelli was awarded $351,000 in damages against Dynamic Details, Incorporated. In connection therewith, Dynamic Details, Incorporated and

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James Marcelli entered into that certain Settlement Agreement dated as of October 27, 2003, pursuant to which Dynamic Details, Incorporated has agreed to pay James Marcelli $100,000 per quarter over four quarters, beginning on November 3, 2003, for an aggregate amount of $400,000, and James Marcelli, in consideration therefor, has agreed to forego any action to collect any amounts awarded under such judgment. As of the Closing Date, Dynamic Details, Incorporated has paid, in the aggregate, $200,000 to James Marcelli.

Letter of Credit dated as of January 30, 2002, as amended on April 17, 2003, issued by Dynamic Details, Incorporated in favor of American Casualty Company of Reading, PA, RSKCO Services, Inc. and CNA Commercial Insurance Financial, as beneficiaries, in the aggregate face amount of $463,000 (the “Letter of Credit”).

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Schedule 6.4(a)

Transactions with Affiliates

Non-Solicitation Agreement, dated as of December 12, 2003, between Bruce McMaster and Dynamic Details, Incorporated.

From time to time, the Credit Parties, in the ordinary course of business, enter into transactions with DDi Europe Limited, a wholly owned subsidiary of DDi Corp., including, but not limited to, purchasing and/or selling products and goods from and to DDi Europe Limited.

DDi Corp. Stock Option Agreement among DDi Corp. and each member of management of DDi Corp. party thereto.

DDi Corp. Stock Option Agreement among DDi Corp. and each director of DDi Corp party thereto.

DDi Corp. Restricted Stock Agreement, made as of December 19, 2003, between DDi Corp. and each member of management of DDi Corp. party thereto.

DDi Corp. has granted to each of its Subsidiaries certain rights with respect to the Patents owned by DDi Corp. and listed on Schedule 3.15 hereof.

On November 30, 2001, pursuant to the terms of a Secured Promissory Note and Pledge Agreement, DDi Corp. loaned the principal sum of $600,000 to Bruce McMaster. The note, which bears interest at the applicable Federal Rate (2.7% per annum), matured in November 2002, but has not been repaid to date.

The Credit Parties have made loans in the principal amount of approximately $100,000, in the aggregate, to certain of their respective employees for relocation expenses and costs incurred in connection with employment therewith, and such loans, as of the Closing Date, remain outstanding.

The Board of Directors of DDi Corp. has approved a Registration Rights Agreement in favor of Bruce McMaster, a director and officer of DDi Corp., which has not been finalized or executed.

Dynamic Details, Incorporated is a guarantor of that certain Deed of Variation dated on or around January 30, 2004, by and between Howard Nigel Goff, Geoffrey Peter Harvey and Heather Louise Williams, as the Sellers, DDi Europe Limited, as the Purchaser, and Dynamic Details, Incorporated, as the Guarantor, pursuant to which Dynamic Details, Incorporated unconditionally guaranteed to the Sellers the due and punctual payment of all sums due thereunder.

In connection with the facilities loan made by the Bank of Scotland (“BoS”) to and for the benefit of DDi Europe Limited, a direct and wholly owned subsidiary of DDi Corp., DDi Corp. pledged to BoS 49% of DDi Corp.’s shares in DDi Europe Limited to

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secure the limited-recourse guaranty made by DDi Corp. to BoS of such facilities loan and release of such pledge is conditioned upon, among other things, receipt by BoS of confirmation that DDi Corp. is able to fully fund a twelve-month business plan for DDi Europe Limited.

Intercompany Loan Agreement in the principal amount of CAD $12,903,801, dated as of December 29, 2003, between DDi Canada Acquisitions Corp., as borrower, and Dynamic Details, Incorporated, as lender.

Intercompany Note in the amount of CAD $12,903,801, dated as of December 29, 2003, issued by DDi Canada Acquisition Corp. in favor of Dynamic Details, Incorporated.

Intercompany Note, in the amount of CAD $12,903, 801, dated as of February 2, 2004, issued by 3085549 Nova Scotia Limited (which subsequently merged into Dynamic Details Canada, Corp.) in favor of DDi Canada Acquisition Corp.

Dynamic Details, Inc. Severance Plan for Key Employees, dated as of December 19, 2002.

The Compensation Committee of the Board of Directors of DDi Corp. has approved a senior management compensation plan for the year 2004.

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Schedule 6.7

Existing Liens

The equipment, inventory and receivables of Dynamic Details Canada, Inc. (the predecessor of Dynamic Details Canada, Corp.) have been pledged as collateral in connection with promissory notes made by Dynamic Details Canada, Inc. totaling, in the aggregate, $2.75 million, in satisfaction of DDi Canada Acquisition Corp.’s obligations to make earn out payments to the sellers of the stock of Dynamic Details Canada, Inc. (which DDi Canada Acquisition Corp. acquired in May 2001).

Pursuant to the terms of that certain Settlement Agreement dated as of October 27, 2003, by and between James Marcelli and Dynamic Details, Incorporated, James Marcelli retained a right to impose a lien, as a judgment creditor, in order to secure payment due thereunder (an aggregate amount of $400,000) and, in furtherance thereof, James Marcelli has filed the necessary financing statements which effectuate a security interest in and to certain of the assets of Dynamic Details, Incorporated.

Pursuant to that certain Consignment Agreement entered into by and between Dynamic Details Incorporated, Silicon Valley, as consignee, and Kyocera Tycom Corporation, as consignor, Dynamic Details Incorporated, Silicon Valley has assigned and granted to Kyocera Tycom Corporation a security interest in all of Dynamic Details Incorporated, Silicon Valley’s right, title and interest in and to all of its inventory of goods and merchandise which have been manufactured by Kyocera Tycom Corporation together with all accounts, proceeds, documents, instruments or otherwise arising out of or with respect to such consignment arrangement.

Pursuant to that certain Consignment Agreement dated as of May 19, 2000, by and between Dynamic Details, Incorporated, as consignee, and Rogers Tool Workers, Inc. d/b/a Kemmer Precision, as consignor, Dynamic Details, Incorporated has assigned and granted to Rogers Tool Workers, Inc. d/b/a Kemmer Precision a security interest with respect to certain drill inventory of Dynamic Details, Incorporated consigned thereunder.

In connection with that certain Purchase Order No. 82299D dated as of September 25, 2003, by and between Dynamic Details, Incorporated, as purchaser, and Polar Instruments, Inc., as seller, pursuant to which Dynamic Details, Incorporated has agreed to purchase certain equipment for the amount of $178,712, which is to be paid in installments through January 2005, Dynamic Details, Incorporated has assigned and granted to Polar Instruments, Inc. a security interest with respect to such equipment.

In connection with certain arrangements and/or agreements by and between Dynamic Details, Incorporated and each of the following vendors and/or suppliers, pursuant to which such vendors and/or suppliers, as applicable, have loaned to Dynamic Details, Incorporated certain processing equipment, including, among other things, laminators, laminator adapters, processors, chemical controllers and rectifiers, Dynamic Details, Incorporated has granted a security interest to such vendors and/or suppliers, as applicable, in such loaned equipment:

Circuit Image System

MacDermid, Inc.

E.I. Du Pont de Nemours & Co., Inc.

RDC Enterprises R.D. Caracci Enterprises

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The following vendors and/or suppliers, as of the Closing Date, maintain a security interest in and to certain of Dynamic Details, Incorporated’s and/or Dynamic Details Incorporated, Silicon Valley’s assets (such security interest shall be terminated following the Closing Date):

Polyclad Laminates, Inc.

Konica Imaging U.S.A. Inc.

Norwest Financial Leasing, Inc.

Pluritec North America LTD

Maintech, Inc.

Orbotech, Inc.

L3 Communications

Pursuant to that certain Cash Collateral Agreement dated as of March 29, 2004, between Dynamic Details, Incorporated, as the Pledgor, and JPMorgan Chase Bank, as the Bank, and in connection with that certain JPMorgan Chase Bank Payoff Letter, dated as of March 30, 2004, as security for the payment of all present and future obligations of Dynamic Details, Incorporated thereunder and under the Second Amended and Restated Credit Agreement, dated as of December 12, 2003, as amended by the First Amendment and Waiver, dated March 5, 2004, and the Letter of Credit, Dynamic Details, Incorporated has pledged, assigned, transferred and granted to JPMorgan Chase Bank a first priority lien on and security interest in Dynamic Details, Incorporated’s account, number 323-352-014, with JPMorgan Chase Bank.

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